Exhibit 10.16

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DEVELOPMENT AGREEMENT

BETWEEN

ABARIS PHARMA, INC.

AND

PARI GMBH

i

	2.10.2	Use of Test Inhaler for Phase III Clinical Study	17

	2.10.3	Modification of Test Inhaler for Phase III Clinical Study	17

	2.10.4	Delivery of Inhalers for Phase III Clinical Study	18

2.11	Additional Regulatory Filings for Inhaler		18

2.12	Quality Manufacture of Inhalers After 510(k) Approval		18

2.12.1	Validation		18

	2.12.2	Certificate of Analysis	18

2.13	Inhaler Delivery for Phase III Clinical Study		19

2.14	Acceptance		19

2.15	Payment for Inhalers for Phase III Clinical Study		19

2.16	Regulatory Activities for Existing Formulation		19

2.17	Upfront License Payment and Milestone Payments for Inhaler		19

	2.17.1	Upfront License Payment	19

	2.17.2	Milestone Payments	19

2.18	Royalty Payments		20

	2.18.1	Patent Protection	20

	2.18.2	No Patent Protection	20

	2.18.3	Discount on Inhaler Price if No Patent Protection	21

	2.18.4	Drug Products Produced by Novel Formulation	21

2.19	ABARIS’ Option to Proceed with Existing Formulation or Novel Formulation		21

2.20	Payment for Test Inhaler Development Activities		21

2.21	Reimbursement for Costs of Existing Formulation Analysis and Inhaler Development Activities		21

	2.21.1	Budget Procedures for Existing Formulation Analysis and Inhaler Development Activities	22

	2.21.2	Reimbursement Limit for Existing Formulation Analysis and Inhaler Development Activities	22

2.22	Intellectual Property Ownership		22

	2.22.1	ABARIS Ownership of Existing Formulation Intellectual Property	22

	2.22.2	PARI Ownership of Inhaler Intellectual Property and Certain Formulation Intellectual Property	22

	2.22.3	Ownership of Inhaler-Drug Product Intellectual Property	23

2.23	License to ABARIS		23

2.24	[*]		23

Article 3 – Program B			24

3.1	Initiation of Novel Formulation Development		24

3.2	Feasibility Assessment		24

3.3	Feasibility Assessment Report		24

3.4	[*] Continuation or Suspension of Novel Formulation Development		24

	3.4.1	Continuation	24

	3.4.2	Suspension	24

3.5	Development of Novel Formulation		25

3.6	Supply of Novel Formulation and Studies on Novel Formulation		25

3.7	Phase III Clinical Study and Commercial Supply		26

	3.7.1	Final Novel Formulation	26

	3.7.2	Delivery of Drug Product Made Using Novel Formulation	26

	3.7.3	Acceptance	26

3.8	Regulatory Filing for Novel Formulation		26

3.9	Activities Outside the Scope of Novel Formulation Development Plan		26

3.10	Upfront License and Feasibility Assessment Payments and Milestone Payments		27

iii	*Confidential Treatment Requested

	3.10.1	Upfront License Payment	27

	3.10.2	Upfront Feasibility Assessment Payment	27

	3.10.3	Milestone Payments	27

3.11	Royalty Payments for Novel Formulation		28

	3.11.1	Patent Protection	28

	3.11.2	No Patent Protection	28

	3.11.3	Intentionally Omitted	28

	3.11.4	Drug Products Produced by Existing Formulation	28

	3.11.5	ABARIS’ Option to Sell Existing Formulation or Novel Formulation	28

3.12	Reimbursement for Novel Formulation Development Expenses		29

3.13	Limits on Reimbursement for Novel Formulation Development Expenses		29

	3.13.1	Budget Procedures	29

	3.13.2	Reimbursement Limit for Novel Formulation Development Activities	29

3.14	[*] Ownership of Novel Formulation Intellectual Property		29

3.15	License to [*] of Novel Formulation Intellectual Property Outside Field		29

	3.15.1	License	29

	3.15.2	Right of [*]	30

3.16	PARI’s Reversionary Interest		30

	3.16.1	Payment Default	30

	3.16.2	ABARIS Changes	31

Article 4 – Commercially Reasonable Efforts			31

4.1	Commercially Reasonable Efforts		31

4.2	ABARIS’ Relationship with BattellePharma		31

iv	*Confidential Treatment Requested

Article 5 – Quality Standards			31

5.1	Internal Quality Control		31

5.2	Substantial Compliance with cGMP and ECGMP		32

5.3	Full Compliance with cGMP and ECGMP		32

Article 6 – Adverse Information and Event Reporting			32

6.1	Adverse Information and Event Reporting		32

Article 7 – Project Management			32

7.1	Formation and Purpose of Project Team		32

7.2	Control		33

	7.2.1	General Control of ABARIS	33

	7.2.2	Control of PARI	33

7.3	Membership		33

7.4	Meetings and Travel Reimbursement		34

7.5	Access to Facilities to View Development Activities		34

7.6	Limitation of Powers		34

7.7	Liaisons		34

7.8	Reports		35

	7.8.1	Progress Reports	35

	7.8.2	Other Reports	35

Article 8 – Subcontracting			35

8.1	New Subcontracts		35

8.2	Existing Subcontractors		36

8.3	Payment of Subcontractors		36

8.4	Enforcement of Subcontracts		36

Article 9 – Data			36

v

9.1	Ownership		36

	9.1.1	ABARIS Ownership	36

	9.1.2	PARI Ownership	36

9.2	ABARIS’ Use of PARI Data for Development and Regulatory Activities		36

	9.2.1	PARI Post-Effective Date Data	36

	9.2.2	PARI Pre-Effective Date Data	37

9.3	PARI’s Use of ABARIS Data for Purposes of Agreement		37

9.4	Return of PARI Data Upon Termination of Agreement		37

	9.4.1	ABARIS’ Return of Data	37

	9.4.2	PARI’s Return of Data	37

9.5	Exception		37

Article 10 – Regulatory Activities			38

10.1	No Guarantee of Approval from ABARIS		38

10.2	No Guarantee of Approval from PARI		38

10.3	No Liability for Lack of Regulatory Approval		38

10.4	Cooperation		38

10.5	Reimbursement for Cooperation		38

10.6	Foreign Device Filings In Regulatory Pursuit Countries		38

	10.6.1	Test Inhaler	38

	10.6.2	Inhaler If Different From Test Inhaler	39

10.7	Filing of European Dossier for Device		39

	10.7.1	Test Inhaler	39

	10.7.2	Inhaler If Different From Test Inhaler	39

Article 11 – Support Development Activities			39

11.1	Support Development Activities		39

Article 12 – Expense Computation, Expense Reporting and Method of Payment			40

12.1	Changes In Labor Rates		40

	12.1.1	Scientific Labor Rate	40

	12.1.2	Clerical Labor Rate	40

12.3	Invoicing		40

12.4	Method of Payment to PARI		41

	12.4.1	Wire Transfer	41

	12.4.2	Fluctuations in Currency Exchange Rates	41

12.5	Interest for Late Payments to PARI		41

12.6	Royalty Reports		42

12.7	Payment of Royalty		42

	12.7.1	Quarterly Payments	42

	12.7.2	Patent Exhaustion	42

	12.7.3	No Multiple Payment for Multiple Patent Claims	42

	12.7.4	Single Payment Upon Resale	42

12.8	Reduction of Royalties		43

	12.8.1	Blocking Patents	43

	12.8.2	Compulsory License	43

	12.8.3	Discount on Inhaler Price	43

12.9	ABARIS’ Books and Records and Inspection		43

12.10	PARI’s Books and Records and Inspection		44

12.11	Work Outside Scope of Agreement		44

Article 13 – Commercialization			44

13.1	Program A Commercialization Strategy		44

	13.1.1	Existing Formulation and Related Inhaler	44

	13.1.2	Options of Program A Commercialization Strategy	45

	13.1.3	Program A Supply Agreement – Minimum Terms	45

	13.1.4	Program A Independent Arrangement – Minimum Terms	45

13.2	Program B Commercialization Strategy		45

	13.2.1	Novel Formulation and Related Inhaler	45

	13.2.2	Options of Program B Commercialization Strategy	46

	13.2.3	Program B Supply Agreement – Minimum Terms	46

	13.2.4	Program B Independent Arrangement – Minimum Terms	46

13.3	Volume of Inhaler Orders for Program A and Program B		46

	13.3.1	ABARIS’ Obligation	47

Article 14 – Alternative Supply of Inhalers			48

14.1	PARI Changes		48

	14.1.1	Changes	48

	14.1.2	Notice	48

14.2	PARI Circumstances		48

	14.2.1	Circumstances	49

	14.2.2	Cure Period	49

14.3	Sole License		49

	14.3.1	Grant	49

	14.3.2	Sole License Event	50

14.4	Agreement with ABARIS’ Contractor		50

Article 15 – Vesting of Intellectual Property and Data In Owner			50

15.1	Vesting of Intellectual Property and Data In Owner		50

Article 16 – Pursuit of Patent Protection			51

16.1	PARI Licensed Intellectual Property		51

16.2	ABARIS’ Option to Prosecute the PARI Licensed Intellectual Property	51

16.3	ABARIS Intellectual Property	51

16.4	Extension of Licensed Patent Term	51

16.5	Patent Marking	52

	16.5.1 Marking by ABARIS	52

	16.5.2 Marking by PARI	52

Article 17 – Enforcement of Intellectual Property		52

17.1	Notice of Infringement	52

17.2	ABARIS’ Right to Prosecute Infringements – Drug Product	52

17.3	PARI’s Right to Prosecute Infringements – Inhaler	53

17.4	ABARIS’ Option to Prosecute Infringements – Inhaler	53

17.5	PARI’s Option to Prosecute Infringements – Novel Formulation	53

Article 18 –-Defense of Drug Product and Inhaler		54

18.1	Defense Against Third Party Action Against ABARIS – Drug Product	54

18.2	Defense Against Third Party Action Against PARI – Inhaler	54

Article 19 – Confidentiality		55

19.1	Nondisclosure	55

19.2	Exceptions for PARI’s Disclosure	55

19.3	Exceptions for ABARIS’ Disclosure	55

19.4	Publicity – Press Releases	55

	19.4.1 Press Release	55

19.5	Terms of Agreement	56

19.6	Publicity – Use of Parties’ Names	56

19.7	Mayo – No Use of Name or Logo	56

19.8	Confidentiality Agreements	56

19.9	Return of Confidential Information		57

Article 20 – Representations and Warranties			57

20.1	PARI Representations and Warranties		57

20.2	ABARIS’ Representations and Warranties		58

Article 21 – Indemnification			59

21.1	Indemnification of ABARIS		59

21.2	Indemnification of PARI		60

Article 22 – Insurance			60

22.1	Insurance		60

Article 23 – Limitation of Damages			61

Article 24 – Dispute Resolution			61

24.1	Negotiation		61

24.2	Mediation		62

24.3	Injunctive Relief		62

Article 25 – Term and Termination			62

25.1	Term		62

25.2	Each Party’s Right to Terminate for Breach		62

25.3	ABARIS’ Rights to Terminate Program A Obligations		62

	25.3.1	With Cause – PARI’s Delay of Test Inhaler Delivery	62

	25.3.2	With Cause – Results	63

	25.3.3	Without Cause	64

	25.3.4	Wind-Down Costs	64

25.4	ABARIS’ Rights to Terminate Program B Obligations		65

	25.4.1	Decision After Feasibility Assessment	65

	25.4.2	With Cause – Results	65

x

	25.4.3	Without Cause	67

	25.4.4	Wind-Down Costs	67

25.5	Termination of Program A Obligations and Program B Obligations		67

25.6	Effect of Termination on Licenses		67

	25.6.1	Survival of Termination of Program A or Program B Obligations	67

	25.6.2	Termination of Licenses	67

	25.6.3	Paid-Up License to Know-How	67

25.7	Survival		68

25.8	Rights in Bankruptcy – United States		68

Article 26 – Miscellaneous			68

26.1	Entire Agreement		68

26.2	Notices		69

26.3	Choice of Law		69

26.4	Assignability		69

26.5	Waivers and Amendments		69

26.6	Severability		70

26.7	Article and Section Headings		70

26.8	Counterparts		70

26.9	Further Assurances		70

26.10	Force Majeure		70

26.11	Compliance of Law		70

26.12	Relationship of the Parties		71

26.13	Choice of Language		71

26.14	Choice of Currency		71

26.15	Recordation of Licenses		71

Inhaler Development Plan	Exhibit A

Inhaler Specifications	Exhibit B

Project Team Membership and Liaison List	Exhibit C

License Recordation Form	Exhibit D

Novel Formulation Development Plan	Exhibit E

Novel Formulation Specifications	Exhibit F

Patent Pursuit Countries and Regulatory Pursuit Countries	Exhibit G

Program A Supply Terms	Exhibit H

Program B Supply Terms	Exhibit I

Test Inhaler Development Plan	Exhibit J

DEVELOPMENT AGREEMENT

This Development Agreement (“Agreement”) effective as of April 3, 2003 (the “Effective Date”), is between PARI GmbH, a German corporation with a principal place of business at Moosstrasse 3, D-82319 Starnberg, Germany (“PARI”) and Abaris Pharma, Inc., a Delaware corporation with a principal place of business at 2025 1st Avenue, Suite 800, Seattle, Washington 98121, United States (“ABARIS”), a wholly owned subsidiary of Corus Pharma, Inc., a Delaware corporation (“Corus”).

RECITALS

WHEREAS, ABARIS is in the business of developing and commercializing drugs for the treatment of respiratory tract diseases, and ABARIS has an existing formulation for the inhalation delivery of liquid lidocaine;

WHEREAS, PARI is in the business of developing and commercializing drug inhalation devices and PARI has developed a drug inhalation device which PARI desires to finalize for aerosolizing liquid lidocaine for inhalation delivery;

WHEREAS, PARI also has certain expertise and experience in developing drug formulations and drug products which are made for inhalation delivery by inhalation devices;

WHEREAS, ABARIS also desires PARI to evaluate and, depending upon the outcome of the evaluation, develop a novel formulation of liquid lidocaine for the inhalation delivery; and

WHEREAS, PARI is willing to provide such development activities, and ABARIS is willing to pay PARI for such services on the terms and conditions set forth herein.

AGREEMENT

In consideration of the recitals set forth above, the mutual covenants, terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, PARI and ABARIS agree as follows:

Article 1 – Definitions

As used in this Agreement, the following terms shall have the following meanings while other terms may be defined parenthetically throughout this Agreement:

1.1 “510(k) Submission” means a premarket notification for a medical device under Section 510(k) of the Federal Food, Drug Product and Cosmetic Act of the United States which includes information to establish that the medical device is substantially equivalent to a legally marketed device. Depending upon the circumstance, the 510(k) Submission can include: (a) a traditional 510(k) submission; (b) a special 510(k) device modification submission; or (c) an abbreviated 510(k) submission.

1.2 “510(k) Notification” means an order from the FDA declaring a medical device substantially equivalent to a legally marketed device.

1.3 “ABARIS Data” means the ABARIS Pre-Effective Date Data and the ABARIS Post-Effective Date Data.

1.4 “ABARIS Intellectual Property” means all Intellectual Property owned, controlled or licensable by ABARIS during the term of this Agreement which relate to the Drug Product, the Existing Formulation of the Drug Product or the Novel Formulation of the Drug Product, including, without limitation:

(a) all Intellectual Property which shall be owned by ABARIS pursuant to Section 2.22.1 of this Agreement;

(b) any and all Intellectual Property which shall be owned by ABARIS in accordance with any ownership agreement the Parties may establish pursuant to Section 2.22.3 of this Agreement; and

(c) the Novel Formulation Intellectual Property.

1.5 “ABARIS Post-Effective Date Data” shall have the meaning provided parenthetically in Section 9.1.1 of this Agreement.

1.6 “ABARIS Pre-Effective Date Data” means all Data owned or licensable by ABARIS prior to the Effective Date.

1.7 “Active Ingredient” means a material or substance, which includes lidocaine.

1.8 “Adverse Event” shall have the meaning provided parenthetically in Section 6.1 of this Agreement.

1.9 “Affiliate(s)” of a party means any person or entity that directly or indirectly owns or Controls, is owned or Controlled by or is under common ownership or Control with such party.

1.10 “Approved Budget” means the budgets for the selected Development Activities set forth in the Test Inhaler Development Plan, Inhaler Development Plan or the Novel Formulation Development Plan as may be increased in writing pursuant to Section 2.21 or Section 3.13 of this Agreement. The Parties acknowledge that the Approved Budget figures consist of good faith estimates by PARI of the number of labor hours required to perform the tasks specified in the corresponding Development Plan, multiplied by the initial Scientific Labor Rate of [*] and the initial Clerical Labor Rate of [*]. Notwithstanding anything in this Agreement to the contrary, both the Scientific Labor Rate and the Clerical Labor Rate shall increase annually by [*], the first such increase to become effective no sooner than January 1, 2004 and continuing during the term of this Agreement, and any Approved Budget shall deemed automatically amended to reflect such increases.

1.11 “cGMP” means current Good Manufacturing Practices regulations and Quality System regulations, as promulgated by the FDA (21 CFR Part 820 - Quality System Regulation (cGMP); 21 CFR Part 801 – Labeling; 21 CFR Part 803 - Medical Device Reporting; 21 CFR Part 806 - Medical Devices Report of Corrections and Removals; 21 CFR Part 807 - Establishment Registration and Device Listing for Manufacturers and Initial Importers of Devices; and 21 CFR Part 812 - Investigational Device Exemptions).

*Confidential Treatment Requested

2

1.12 “Change in Control of PARI” means a change in Control of PARI, including, without limitation: (a) a merger (other than a merger in which the holders of stock of PARI immediately prior to the merger have the same proportionate ownership of stock in the surviving entity immediately after the merger); (b) a consolidation, separation or reorganization (other than a mere reincorporation or the creation of a holding company); or (c) an acquisition of property or stock of PARI by a third party resulting in such third party’s Control of PARI, a result of which the stockholders of PARI receive cash, stock or other property in exchange for or in connection with their PARI stock.

1.13 “Clerical Labor Rate” shall have the meaning provided parenthetically in Section 12.1.2 of this Agreement.

1.13.1 “Comparable Inhalation Device” means the inhalation device sold by PARI to third parties, as of the Effective Date, under the product name, eFlow.

1.14 “Confidential Information” means the confidential or proprietary information of a Party, including, without limitation, Intellectual Property, Data, proprietary materials, proprietary technologies, material embodiments of the foregoing, financial records and reports, economic information, business or research strategies, business plans and information exchanged prior to the Effective Date in negotiation of terms for this Agreement or otherwise in communications related to or arising out of this Agreement or the other work hereunder. Confidential Information shall exclude any portion of such information which: (a) is known to the receiving Party before receipt thereof as evidenced by the receiving Party’s written records existing prior to such receipt; (b) is independently developed by the receiving Party, as evidenced by documentation contemporaneous with such independent development; (c) is disclosed to the receiving Party by a third party who has a legal right to make such disclosure; or (d) becomes part of the public domain through no fault of the receiving Party.

1.15 “Control” of a party means beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the outstanding voting shares or securities or the ability otherwise to elect or appoint a majority of the board of directors or other managing authority of such party.

1.16 “Data” means all data, data sets, test data, pre-clinical and clinical study data, Master Files, reports, adverse event information, complaint files, Medical Device Reporting (MDR) files and information, including, but not limited to, all data, reports and information created for or arising out of any regulatory filing therefor, any regulatory approval thereof or any corresponding application or approval therefor in any country in the Territory.

1.17 “Development Activity(ies)” means the Test Inhaler Development Activities, Inhaler Development Activities and the Novel Formulation Development Activities.

1.18 “Development Decision(s)” means a material decision involving a Development Activity.

1.19 “Drug Product” means a liquid which includes: (a) the Active Ingredient alone or in addition to one or more other substances, chemicals or ingredients; or (b) a modification, re-synthesis, reformulation or derivative of the Active Ingredient alone or in addition to one or more other substances, chemicals or ingredients.

1.20 “ECGMP” means European Community Good Pharmaceutical Manufacturing Practices and any amendments to such practices.

1.21 “eFlow™ Device” means the electronic inhalation device or inhaler developed by PARI which includes an actuator which vibrates a membrane to generate liquid aerosol droplets, including, but not limited to, such an inhaler which: (a) generates the aerosol droplets at relatively low shear stresses; and (b) is adaptable for distinct drug formulations, distinct aerosol droplet sizes and the needs of home or hospital use. PARI’s currently existing electronic inhalation device or inhaler is known as the eFlow™ Device.

1.21.1 “eFlow IMP Device” means PARI’s currently existing eFlow™ Device that PARI shall submit in connection with the 510(K) Submission pursuant to Section 2.24.

1.22 “EMEA” means the European Agency for the Evaluation of Medicinal Drug Products or any successor to that agency.

1.23 “European Dossier” means the necessary documentation for a medical device manufacturer to obtain a CE marking for its product according to the European Medical Device Directory.

1.24 “European Regulatory Approval” means a marketing authorization issued by the EMEA applying to one or more or all European Union Members.

1.25 “European Union Member” means any country, which is or becomes a member to the Treaty on European Union.

1.26 “Existing Formulation” means the one or more formulations for the Drug Product which are known or otherwise exist as of the Effective Date, including, without limitation, compositions, chemical structures, molecules, compounds, ingredients, formulas, recipes, chemical reactions, mixtures, technical information and know-how of the Drug Product which are necessary for producing, manufacturing or packaging the Drug Product.

1.27 “Existing Formulation Analysis” means the research, testing, analysis and development activities related to the use of the Existing Formulation in the eFlow IMP Device, Test Inhaler or Inhaler which are performed by PARI, individually or jointly with ABARIS or third parties, under this Agreement.

1.28 “FDA” means the United States Food and Drug Administration or any successor to that agency.

1.29 “Feasibility Assessment” shall have the meaning provided parenthetically in Section 3.2 of this Agreement.

1.30 “Field” means the inhalation treatment or prophylaxis of respiratory tract diseases and the treatment of cough incidental to the inhalation treatment or prophylaxis of respiratory tract diseases. For clarity, the Field shall not include the intended local delivery of anesthetics to the mouth, nose, sinus and throat with the exception of deposition that occurs through the administration to the respiratory tract.

1.31 “Force Majeure” shall have the meaning provided parenthetically in Section 26.10 of this Agreement.

1.32 “IND” means an investigational new drug application filed with the FDA.

1.33 “Inhaler” means an inhalation delivery device based on PARI’s eFlow™ Device which meets the Inhaler Specifications and is adapted to aerosolize and deliver the Drug Product, including, without limitation, any Test Inhaler or modified Test Inhaler which meets the Inhaler Specifications.

1.34 “Inhaler Data” means all data, data sets, pre-clinical and clinical study data, Master Files, reports, applications, approvals and information related to the eFlow IMP Device, Test Inhaler or Inhaler, including, but not limited to, all data, reports and information created for or arising out of any regulatory filing therefor, any regulatory approval thereof or any corresponding application or approval therefor in any country in the Territory.

1.35 “Inhaler Development Activities” means the research, design, development, construction, testing, studies, reporting, prototype and clinical supply, delivery, regulatory and other activities which PARI, individually or jointly with ABARIS or third parties, performs under this Agreement relating to the eFlow IMP Device, Test Inhaler or Inhaler.

1.36 “Inhaler Development Plan” means the plan and time schedule for performing the Inhaler Development Activities, including, without limitation, the development options and the Approved Budget corresponding to each such option, as set forth in Exhibit A as amended in writing from time to time in accordance with this Agreement.

1.37 “Inhaler Part(s)” means one or more replaceable components of the Inhaler, including, without limitation, the membrane adapted to co-act with the Drug Product stored in the Inhaler.

1.38 “Inhaler Specifications” means the specifications, parameters and requirements for an inhalation device which are set forth in Exhibit B attached hereto.

1.39 “Intellectual Property” means all right, title and interest in all: (a) patent applications, patents and all other patent rights including, without limitation: (i) divisions, continuations, continuations-in-part, renewals, re-examination certificates, reissues, continued prosecution applications, extensions, substitutions, nationalizations and foreign counterparts of such patent applications and patents; and (ii) all patents which issue from the foregoing; (b) know-how and technical information, including, without limitation, concepts, inventions (whether or not patentable), trade secrets, discoveries, formulas, systems, methods, techniques, designs, drawings, sketches, theories, descriptions, instructional materials, computer programs, computer files, images, videos and works of authorship (collectively, “Know-How”); and (c) all other intellectual property.

1.40 “Know-How” shall have the meaning provided parenthetically in Section 1.39(b) of this Article 1.

1.41 “Liaison List” means the list of liaisons for the Parties which is set forth on Exhibit C attached hereto.

1.42 “License Recordation Form” means the license recordation form attached hereto as Exhibit D.

1.43 “Master File” means information related to the Inhaler, commonly referred to as a Device Master File (DMF) or European Device Master File (EDMF), including but not limited to, confidential or proprietary information, knowledge, data, trade secrets, inventions, discoveries, product designs, models, prototypes, engineering drawings, and schematics, in all forms.

1.44 “Material Inhaler Modification” means any modification to the design or function of the Inhaler as approved by the FDA, where such modification requires a new regulatory approval of the modified Inhaler by the FDA prior to the marketing or sale of such modified Inhaler.

1.45 “Mayo Agreement” means that certain Mayo Foundation for Medical Education and Research Technology License Contract entered into between ABARIS and the Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation (“Mayo”) on January 4, 2002.

1.46 “Mayo Rights” means all of the rights reserved by Mayo under the Mayo Agreement including: (a) the rights of the United States government, if any, in any and all intellectual property owned or controlled by Mayo; (b) Mayo’s and its affiliates’ reserved, irrevocable and royalty free right under any and all intellectual property owned or controlled by Mayo to manufacture, have manufactured, or use (but not commercially distribute) any products or methods solely in conjunction with Mayo’s and its affiliates’ non-profit educational, research and clinical programs; (c) all of Mayo’s rights in and to all of the patents, know-how and other intellectual property owned or controlled by Mayo or its affiliates which Mayo did not expressly grant to ABARIS in the Mayo Agreement; (d) the right to solely own all right, title and interest in all of the intellectual property owned by Mayo; (e) Mayo’s right to restrain infringement of the patent rights which Mayo licensed to ABARIS under the Mayo Agreement if ABARIS does not file an action to restrain infringement of such patents within one year after becoming aware of such infringement; and (f) Mayo’s right to have sole control over the prosecution, maintenance, defense and litigation related to certain patent rights which Mayo and the University of Minnesota co-own and have licensed to ABARIS in the Mayo Agreement.

1.47 “NDA” means a New Drug Product Application filed with the FDA.

1.48 “Net Sales” means the amounts received by ABARIS, its Affiliates and its Sublicensees for Sales of the Drug Product for inhalation delivery by the Inhaler under this Agreement less the following deductions: (a) discounts, returns, allowances, commissions and wholesaler chargebacks allowed and taken; (b) import, export, excise, sales or use taxes, value added taxes, and other taxes, tariffs and duties imposed on such Sales;

(c) packaging, handling, transportation, freight, freight insurance, and other insurance relating to such Sales; and (d) amounts allowed or credited on such Sales for retroactive price reductions or rebates including, but not limited to, Medicaid rebates. For purposes of clarity, in the event the Inhalers are sold to customers in combination or in conjunction with the Drug Product or supplied to customers at no charge in combination or in conjunction with the Drug Product, Net Sales shall not include the Inhaler purchase price paid by ABARIS, its Affiliates or its Sublicensees to PARI, PARI’s Affiliates or a third party authorized by PARI or PARI’s Affiliates to distribute the Inhalers.

1.49 “Novel Formulation” means any new, novel or proposed formulation which: (a) is different than the Existing Formulation; and (b) results from the activities conducted under this Agreement by PARI or ABARIS, individually or jointly with one another or third parties.

1.50 “Novel Formulation Development Activities” means: (a) a first stage of activities which consists of the Feasibility Assessment (“First Stage”); and (b) a second stage of activities including the research, design, development, testing, studies, reporting, prototype and clinical supply, delivery, regulatory and other activities (“Second Stage”) which PARI, individually or jointly with ABARIS or third parties, performs under this Agreement relating to the Novel Formulation.

1.51 “Novel Formulation Intellectual Property” means all Intellectual Property related to the Novel Formulation, excluding, without limitation, all Intellectual Property owned by PARI pursuant to Section 2.22.2.

1.52 “Novel Formulation Development Plan” means the plan and time schedule for performing the Novel Formulation Development Activities, including, without limitation: (a) a description of the First Stage of the Novel Formulation Development Activities (consisting of the Feasibility Assessment); (b) the Approved Budget corresponding to the portion of the Feasibility Assessment set forth in Section 3.2(a) below; (c) a description of the Second Stage of Novel Formulation Development Activities; and (d) the Approved Budget corresponding to such Second Stage of Novel Formulation Development Activities, as set forth in Exhibit E as amended in writing from time to time in accordance with this Agreement.

1.53 “Novel Formulation Specifications” means: (a) the performance requirement that a drug formulation shall cause a masking or lessening of undesired effects (including, without limitation, a masking or lessening of anesthetic effects) of the Drug Product through the respiratory tract prior to receipt at the lungs; and (b) the formulation specifications, characteristics and properties adapted for aerosolizing and delivering the Drug Product through the Inhaler, certain of which are set forth in Exhibit F, including, without limitation, any Drug Product characteristics or parameters which specify the percentage of pulmonary deposition, particle/droplet size for the Drug Product, absorption, the stability of the Drug Product or aerosol characteristics. The Novel Formulation Specifications may be modified by the Parties from time to time by mutual written agreement.

1.54 “PARI Data” means, the PARI Pre-Effective Date Data and the PARI Post-Effective Date Data.

1.55 “PARI Licensed Intellectual Property” means all Intellectual Property owned, controlled or licensable by PARI during the term of this Agreement which is necessary or useful to ABARIS, it Affiliates or Sub-licensees: (a) in the use, testing, importation, exportation, offering for sale, sale, and/or distribution of eFlow™ Devices including without limitation the Test Inhalers which substantially meet the Inhaler Specifications and the Inhalers which meet the Inhaler Specifications, and components of the foregoing for use with Drug Products in the Field; (b) in making, having made, using, testing, developing, importing, exporting, offering for sale, selling and/or distributing in the Field the Existing Formulation of the Drug Product, the Novel Formulation of the Drug Product, and Drug Products made using the Existing Formulation or the Novel Formulation, in each case, in combination with the eFlow™ Devices including without limitation the Test Inhalers which substantially meet the Inhaler Specifications and the Inhalers which meet the Inhaler Specifications; or (c) under which ABARIS, it Affiliates or Sub-licensees would need a license from PARI to perform such activities. ABARIS shall not use the PARI Licensed Intellectual Property for any purpose other than the purposes set forth above in this Section 1.55 and the purposes of exercising the licenses granted to ABARIS in this Agreement. PARI Licensed Intellectual Property at least includes the following identified patents and patent applications along with all divisions, continuations, continuations-in-part, renewals, re-examination certificates, reissues, continued prosecution applications, extensions, substitutions, nationalizations and foreign counterparts of such patent applications and patents, and all patent and patent applications that claim the benefit thereof or priority thereto:

(a)	[*];

(b)	[*];

(c)	[*];

(d)	[*];

(e)	[*];

(f)	[*];

(g)	[*];

(h)	[*];

(i)	[*];

(j)	[*];

(k)	[*];

(l)	[*];

(m)	[*];

(n)	[*];

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(o)	[*];

(p)	[*];

(q)	[*];

(r)	[*];

(s)	[*];

(t)	[*];

(u)	[*];

(v)	[*];

(w) all Intellectual Property which shall be owned by PARI pursuant to Section 2.22.2 of this Agreement;

(x) any and all Intellectual Property which shall be owned by PARI in accordance with the ownership provisions provided in Section 2.22.3 of this Agreement; and

(y) any and all Novel Formulation Intellectual Property which shall be owned by PARI pursuant to Section 3.16 or 3.17 of this Agreement.

1.56 “PARI Post-Effective Date Data” shall have the meaning provided parenthetically in Section 9.1.2 of this Agreement.

1.57 “PARI Pre-Effective Date Data” means all Data, which is owned or licensable by PARI prior to the Effective Date.

1.58 “Party(ies)” means ABARIS and/or PARI.

1.59 “Patent Pursuit Countries” means the countries set forth in the attached Exhibit G.

1.60 “Phase I Clinical Study means a clinical study which involves performing tests on a relatively small number of healthy humans for the purpose of evaluating safety.

1.61 “Phase II Clinical Study” means a clinical study which involves performing tests on a moderate number of humans inflicted with a disease or condition for the purpose of evaluating efficacy.

1.62 “Phase III Clinical Study” means a clinical study which involves performing tests on a relatively high number of humans who are randomly assigned to be treated either with a tested product or a control substance, such as a placebo.

1.63 “Program A Commercialization Strategy” means a written commercialization strategy agreed to by the Parties pursuant to Section 13.1 of this Agreement, which is related to the Existing Formulation of the Drug Product and the Inhaler adapted to deliver such Drug Product.

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1.64 “Program A Development Term” means the period of time beginning on the Effective Date and ending upon ABARIS’ acceptance of the Inhaler pursuant to Section 2.14 of this Agreement.

1.65 “Program A Independent Arrangement shall have the meaning provided parenthetically in Section 13.1.2(b) of this Agreement.

1.65.1 “Program A Invoice Price” means: (a) the lower of the then current patient list price for Comparable Inhalation Devices (which in no event shall [*]) less [*] of such patient list price OR the price at which PARI sells such Comparable Inhalation Devices to wholesalers; plus (b) PARI’s costs of labor and materials directly related to any differences between such Comparable Inhalation Device and the Program A or Program B Inhaler (as the case may be), including any costs of administration, depreciation or other overhead costs directly allocable to such differences.

1.66 “Program A Obligations” means the obligations and duties of the Parties provided in Sections 2.1 through 2.24 of this Agreement.

1.67 “Program A Royalty Period” means the period which begins on the date which ABARIS, its Affiliates or Sublicensees makes a first commercial sale of the Drug Product made using the Existing Formulation for inhalation delivery by the Inhaler, and expires the later of:

(a) the date on which there are no longer any issued patents having Valid Claims in the Territory which claim such Drug Product alone, such Inhaler alone or such Drug Product in combination with such Inhaler which are included within

(i) the PARI Licensed Intellectual Property;

(i) all patents claiming priority thereto; or

(ii) all patents owned, controlled or licensable by PARI or its Affiliates prior to the end of the Program A Development Term which claim the Drug Product alone made using the Existing Formulation (or methods of manufacture or use thereof), the Inhaler alone adapted to deliver such Drug Product (or methods of manufacture or use thereof ) or the combination of such Drug Product and such Inhaler (or methods of manufacture or use thereof);

and

(b) the date of [*] after the first commercial sale of the Drug Product made using the Existing Formulation.

1.68 “Program A Supply Agreement” means the supply agreement, if any, entered into between the Parties for the supply, from PARI to ABARIS, of Inhalers for use with the Drug Product made using the Existing Formulation which shall include, at a minimum, the Program A Supply Terms.

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1.69 “Program A Supply Terms” means the terms set forth in Exhibit H.

1.70 “Program B Commercialization Strategy” means a written commercialization strategy agreed to by the Parties pursuant to Section 13.2 of this Agreement, which is related to the Novel Formulation of the Drug Product and the Inhaler adapted to deliver such Drug Product.

1.71 “Program B Development Term” means the period of time beginning on the written request of ABARIS pursuant to Section 3.1 of this Agreement and ending upon ABARIS’ acceptance of the Novel Formulation pursuant to Section 3.7.3 of this Agreement.

1.72 “Program B Obligations” means the obligations and duties of the Parties provided in Sections 3.1 through 3.16 of this Agreement.

1.73 “Program B Royalty Period” means the period which begins on the date which ABARIS, its Affiliates or Sublicenses makes a first commercial sale of the Drug Product made using the Novel Formulation for inhalation delivery by the Inhaler, and expires the later of:

(a) the date on which there are no longer any issued patents having Valid Claims in the Territory which claim such Drug Product alone, such Inhaler alone or such Drug Product in combination with such Inhaler which are included within:

(i) the PARI Licensed Intellectual Property;

(ii) all patents claiming priority thereto; or

(iii) all patents owned, controlled or licensable by PARI or its Affiliates prior to the end of the Program B Development Term which claim the Drug Product alone made using the Novel Formulation (or methods of manufacture or use thereof), the Inhaler alone adapted to deliver such Drug Product (or methods of manufacture or use thereof ) or the combination of such Drug Product and such Inhaler (or methods of manufacture or use thereof);

and

(b) the date of [*] after the first commercial sale of the Drug Product made using the Novel Formulation.

1.74 “Program B Supply Agreement” means the supply agreement, if any, entered into between the Parties for the supply, from PARI to ABARIS, of Inhalers for use with the Drug Product made using the Novel Formulation which shall include, at a minimum, the Program B Supply Terms.

1.75 “Program B Supply Terms” means the terms set forth in Exhibit I.

1.76 “Project Team” means the project team described in Article 7 of this Agreement.

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1.77 “Project Team Membership” means the individuals set forth on Exhibit C attached hereto.

1.78 “Quality Standards” means the obligations of PARI provided in Article 5 of this Agreement.

1.79 “Regulatory Pursuit Countries” means the countries set forth in the attached Exhibit G.

1.80 “Royalty(ies)” means the royalty payments due by ABARIS to PARI pursuant to Section 2.18 and/or Section 3.11 of this Agreement.

1.81 “Sale(s)” means the sale or sales, whether by ABARIS or an Affiliate or Sublicensee of ABARIS of the Drug Product to a third party that is not an Affiliate or Sublicensee of the seller.

1.82 “Scientific Labor Rate” shall have the meaning provided parenthetically in Section 12.1.1 of this Agreement.

1.83 “Sole License Event” shall have the meaning provided in Section 14.3.2 of this Agreement.

1.84 “Studies” means the Phase I Clinical Study, Phase II Clinical Study and Phase III Clinical Study.

1.85 “Sublicensee” means any person or entity, other than an Affiliate of ABARIS, which receives a sublicense from ABARIS under this Agreement, directly or indirectly from ABARIS or an Affiliate of ABARIS.

1.86 “Support Service Order” means a written order from ABARIS to PARI for services which: (a) describes the ordered services; (b) the payment to PARI; and (c) is executed by both Parties.

1.87 “Synthesis” means the compositions, chemical structures, molecules, compounds, ingredients, formulas, recipes, methods, processes, chemical reactions, mixtures, technical information and know-how which are used in or result in the production of the Active Ingredient.

1.88 “Territory” means the entire world.

1.89 “Test Inhaler” means the PARI inhalation delivery device based on the eFlow™ Device which is: (a) modified, as necessary, to substantially meet the Inhaler Specifications; and (b) adapted to aerosolize and deliver the Drug Product.

1.90 “Test Inhaler Delivery Schedule” means the delivery schedule provided in Section 2.5.1 of this Agreement.

1.91 “Test Inhaler Development Activities” means the research, design, development, construction, testing, studies, reporting, prototype and clinical supply, delivery, regulatory and other activities which PARI, individually or jointly with ABARIS, performs under this Agreement relating to the eFlow IMP Device or Test Inhaler.

1.92 “Test Inhaler Development Plan” means: (a) the plan and time schedule for performing the Test Inhaler Development Activities; (b) the plan and time schedule for performing the Existing Formulation Analysis; and (c) the Approved Budget corresponding to the Existing Formulation Analysis, as set forth in Exhibit K as amended in writing from time to time in accordance with this Agreement.

1.93 “Third Party License Agreement” means that agreement entered into between The Technology Partnership plc (“TTP”) and PARI dated March 23, 1999 which, based upon PARI’s representations, includes a license from TTP to PARI under certain rights of Bespak Europe Limited (“Bespak Rights”). ABARIS and PARI acknowledge that ABARIS has not been provided with a copy of the Third Party License Agreement.

1.94 “Valid Claim” means a claim in an issued patent which has not expired, lapsed, been canceled or become abandoned and has not been finally found to be invalid (or not valid) or unenforceable by an unreversed or unappealable final decision or judgment of a court or other authority or agency of competent jurisdiction.

Article 2 – Program A

Inhaler Development, Inhaler Supply

and Analysis of Function of Existing Formulation in Inhaler

2.1 Existing Formulation

2.1.1 Development of Existing Formulation Prior to Effective Date

PARI acknowledges that prior to the Effective Date, ABARIS possessed the Existing Formulation and ABARIS has used the Existing Formulation to produce the Drug Product. Nothing in this Agreement shall prevent, restrict or limit ABARIS from developing and commercializing the Existing Formulation or such Drug Product apart from PARI, and PARI shall not acquire any interest or have any claim to the Existing Formulation or such Drug Product by virtue of this Agreement. Prior to the Effective Date, ABARIS has provided PARI with particular quantities of the Drug Product, which PARI has used to study the aerosol characteristics of the Existing Formulation. Such studies of PARI shall be deemed to have been conducted under this Agreement as Existing Formulation Analysis. Within twenty (20) business days after the Effective Date, PARI shall provide ABARIS with a written report which describes the analytics and aerosol characterizations of the Existing Formulation in the eFlow IMP Device or Test Inhaler and includes the data and conclusions of the Existing Formulation Analysis.

2.1.2 Clinical Studies Conducted Prior to Effective Date

PARI acknowledges that prior to the Effective Date of this Agreement: (a) ABARIS has received a license of certain rights to the Existing Formulation of the Drug Product from Mayo; (b) Mayo has performed multiple clinical studies relating to the Existing Formulation, including a placebo-controlled Phase II Clinical Study relating to the Existing Formulation of the Drug Product used with inhalation devices; and (c) ABARIS is planning to begin a Phase II Clinical Study for the Existing Formulation of the Drug Product on or about April 1, 2003. ABARIS shall use commercially reasonable efforts to begin such study.

2.1.3 Analysis of Existing Formulation After Effective Date

PARI shall perform the Existing Formulation Analysis as set forth in the Test Inhaler Development Plan and in compliance with the Quality Standards. Specifically, PARI shall analyze and test the performance and characteristics of the Existing Formulation of the Drug Product when delivered by the Test Inhaler and Inhaler. PARI shall provide a written report to ABARIS regarding the Inhaler by the completion of the Inhaler Development Activities in accordance with the Inhaler Development Plan.

2.2 Test Inhaler Development Prior to Effective Date

Prior to the Effective Date, at the request of ABARIS, PARI initiated certain activities related to the development of the Test Inhaler. Such activities shall be considered Test Inhaler Development Activities conducted under and pursuant to this Agreement. Subject to the terms and conditions of this Agreement, within twenty (20) business days after the Effective Date, PARI shall provide ABARIS with a written report on PARI’s direct labor and direct out-of-pocket expenses related to such activities. Subject to the terms and conditions of this Agreement, ABARIS shall reimburse PARI for such expenses in accordance with Section 2.21 below.

2.3 Test Inhaler Development After Effective Date for Phase II Clinical Study

PARI shall continue with the Test Inhaler Development Activities pursuant to the terms and conditions of this Agreement. Specifically, PARI shall develop and verify the Test Inhaler for use in conjunction with the Existing Formulation so as to meet all or substantially all of the Inhaler Specifications in compliance with the Test Inhaler Development Plan and the Quality Standards. As of the Effective Date, the Parties anticipate that PARI’s development of the Test Inhaler will most likely involve customizing the device, which PARI refers to, as of the Effective Date, as the eFlow™ Device.

2.4 Initial Regulatory Filing for eFlow IMP Device

PARI shall file a 510(k) Submission with the FDA for the eFlow IMP Device by no later than May 31, 2003. PARI shall notify ABARIS in writing promptly of such filing and promptly after PARI receives a 510(k) Notification or other response to such 510(k) Submission from the FDA. PARI shall bear all expenses related to filing such 510(k) Submission and pursuing regulatory approval of such 510(k) Notification therefor. At ABARIS’ request, the Parties shall discuss the possibility of PARI filing a 510(K) Submission for a modified version of the eFlow IMP Device and pursuing a 510(k) Notification in response to such submission, all at ABARIS’ expense. In the event PARI is unwilling or unable to do so, ABARIS shall have the right, at its expense, to file a 510(K) Submission for a modified version of the eFlow IMP Device and to pursue a 510(k) Notification in response to such submission. In such event, PARI shall cooperate with such regulatory efforts of ABARIS at ABARIS’ expense.

2.5 Test Inhaler Delivery for Phase II Clinical Study

2.5.1 Schedule.

PARI shall deliver two hundred fifty (250) Test Inhalers to ABARIS in accordance with the following schedule:

Batch	Quantity of Test Inhalers	Delivery Date
1st	Nine to Twenty (9-20)	On or before [*]
2nd	One Hundred (100)	On or before [*]
3rd	One Hundred (100)	On or before [*]
4th	Balance required to total two-hundred fifty (250)	On or before [*]

PARI shall be obligated to make such delivery pursuant to this Agreement as well as the purchase order (“PO”) provided by ABARIS to PARI on December 13, 2002, having PO No. 1000041. In the event of any conflict between the PO and this Agreement, the terms of this Agreement shall control.

Any additional order of Test Inhalers must be made in writing by ABARIS at a minimum of four months prior to delivery.

2.6 Test Inhaler Quality and Acceptance Prior to 510(k) Notification

2.6.1 Inspection

Prior to delivering the Test Inhalers to ABARIS, PARI shall inspect the Test Inhalers for substantial compliance with the Inhaler Specifications and full compliance with the applicable Quality Standards. ABARIS shall have the right to participate in such inspection at its own expense.

2.6.2 Certificate of Verification

PARI shall only deliver Test Inhalers to ABARIS which substantially comply with the Inhaler Specifications and which fully comply with the applicable Quality Standards. PARI shall include a written certificate of verification with each shipment of Test Inhalers. Such certificate shall include a statement, signed by: (a) the quality manager; and (b) a person who performs regulatory activities for PARI or PARI’s site manager, or PARI’s project manager, verifying that all of the Test Inhalers shipped to ABARIS substantially conform with the Inhaler Specifications, fully conform with the applicable Quality Standards and are free of any material defects.

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2.6.3 Acceptance

PARI shall manufacture the Test Inhalers to substantially meet the Inhaler Specifications and to fully meet the applicable Quality Standards. ABARIS shall have a period of twenty (20) business days from the date of receipt of any shipment of the Test Inhalers to test for quality and quantity of the shipment and to accept or reject such shipment. Such date of receipt shall be deemed to be the earlier of PARI’s delivery of such shipment to: (a) a facility designated by ABARIS; and (b) a PARI facility in the United States including PARI’s facilities in California, provided that such PARI facility allows for the prompt pick-up of such shipment by ABARIS and the prompt forwarding of such shipment to a facility designated by ABARIS. If ABARIS determines that any portion of shipment of the Test Inhalers is defective, ABARIS shall notify PARI in writing within such twenty (20) business days, indicating the particular lot, date of delivery and the defective nature of the Test Inhalers. In such event, ABARIS shall promptly return the defective portion of such shipment to PARI, and ABARIS shall have no obligation to pay for such defective portion of such shipment. Upon receipt, PARI shall undertake commercially reasonable efforts to repair or replace defective Test Inhalers and supply ABARIS with a replacement shipment of Test Inhalers acceptable to ABARIS, within a commercially reasonable time in view of the time frames set forth in the Test Inhaler Delivery Schedule. In the event ABARIS does not so notify PARI of defective Test Inhalers within twenty (20) business days of receipt hereunder of any shipment of Test Inhalers, ABARIS shall be deemed to have accepted such shipment.

2.7 Payment for Test Inhalers for Phase II Clinical Study

This Section, not Section 2.14 below, shall apply to ABARIS’ reimbursement of PARI’s manufacturing, verification (according to PARI’s standard operating procedure), packaging and shipping costs for the Test Inhalers. For clarity, such costs of PARI, including costs of labor and materials, shall not be reimbursable by ABARIS pursuant to Section 2.21. ABARIS shall compensate PARI for such costs by making payment to PARI under this Section 2.7. Subject to the terms and conditions of this Agreement, ABARIS shall pay PARI [*] per Test Inhaler which ABARIS accepts pursuant to Section 2.6.3 above. ABARIS shall make such payment within five (5) business days after such acceptance. In the event ABARIS terminates the Program A Obligations or terminates this Agreement while PARI is in the process of manufacturing Test Inhalers to meet its obligations under Section 2.5, ABARIS shall pay PARI for such completed and partially completed Test Inhalers upon their delivery to ABARIS within ten (10) business days of such termination.

2.8 Approved Delays for Test Inhaler Delivery Schedule

PARI acknowledges that: (a) the development, manufacture, verification and delivery of the Test Inhalers according to the Test Inhaler Delivery Schedule is critical to the Phase II Clinical Study for the Existing Formulation; and (b) in setting the Test Inhaler Delivery Schedule, ABARIS has taken into account certain risks, some of which cannot be fully foreseen as of the Effective Date. ABARIS acknowledges that this schedule is demanding on PARI. In the event that PARI foresees that it will not be able to meet the Test Inhaler Delivery Schedule, PARI shall notify ABARIS in writing as soon as practicable. In response to a written notice from PARI, ABARIS, at its sole discretion, may delay the Test Inhaler Delivery Schedule (“Approved Delay”). ABARIS shall notify PARI in writing as soon as practicable of any delay to the Test Inhaler Delivery Schedule (including, without limitation, Approved Delays) in order to provide PARI with as much time as possible to deliver the Test Inhalers.

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2.9 Failure to Supply Test Inhalers According to Schedule

2.9.1 Continuation of Inhaler Development with Reduction in Milestone Payments

In the event that PARI does not deliver the Test Inhalers (in the condition required by Section 2.3 above) according to the Test Inhaler Delivery Schedule or any Approved Delay, then ABARIS, at its option, may delay the Phase II Clinical Study for a period of time.

2.9.2 Cancellation or Suspension of Inhaler Development

In the event that ABARIS does not elect to delay the Phase II Clinical Study under Section 2.9.1, ABARIS may suspend the Program A Obligations or terminate the Program A Obligations in accordance with Section 25.3.1 of this Agreement. In either such case, ABARIS may proceed with the Phase II Clinical Study with an inhalation delivery device of any party chosen by ABARIS. PARI acknowledges that it may be prudent for ABARIS to conduct the Phase II Clinical Study without using the Test Inhalers in order to avoid putting ABARIS’ clinical program at risk or causing financial risk or penalty to ABARIS. In such event, upon the request of either Party, the Parties shall negotiate in good faith an amendment to this Agreement to allow PARI to continue certain development activities for ABARIS’ Phase III Clinical Study related to the Existing Formulation. Any such amendment shall not take effect until it is in written form signed by the Parties.

2.10 Phase III Clinical Study

2.10.1 Option to Use Test Inhaler or Modify Test Inhaler for Phase III Clinical Study

After evaluating the results from the Phase II Clinical Study, ABARIS shall notify PARI in writing as to whether: (a) ABARIS finds the Test Inhaler acceptable for its Phase III Clinical Study related to the Existing Formulation; or (b) ABARIS requires that PARI make certain modifications to the Test Inhaler for ABARIS’ use in the Phase III Clinical Study related to the Existing Formulation.

2.10.2 Use of Test Inhaler for Phase III Clinical Study

In the event ABARIS notifies PARI, under Section 2.10.1, that ABARIS determines that the Test Inhaler is acceptable for its Phase III Clinical Study, at such point, the Test Inhaler shall be deemed the Inhaler for purposes of, and for the duration of, the term of this Agreement.

2.10.3 Modification of Test Inhaler for Phase III Clinical Study

In the event that ABARIS notifies PARI, under Section 2.10.1, that ABARIS requires that PARI make certain modifications to the Test Inhaler for ABARIS’ use in the Phase III Clinical Study, ABARIS shall select a development option in the Inhaler Development Plan. ABARIS shall then provide PARI with written notice of the selected option. Upon receipt of such notice, PARI shall modify Test Inhaler for use in conjunction with the Existing

17

Formulation so as to meet all of the Inhaler Specifications in compliance with the Inhaler Development Plan and the Quality Standards. When PARI completes such modifications to the Test Inhaler, such modified Test Inhaler shall be deemed the Inhaler for purposes of, and for the duration of, the term of this Agreement.

2.10.4 Delivery of Inhalers for Phase III Clinical Study

Any order of Inhalers for Phase III Clinical Study must be made in writing by ABARIS sufficiently in advance of, and in no event less than three (3) months prior to, the delivery date specified in such order. As of the Effective Date, ABARIS expects that the Phase III Clinical Study related to the Existing Formulation will begin during the third quarter of the year 2004.

2.11 Additional Regulatory Filings for Inhaler

In the event that PARI modifies the Test Inhaler so as to develop the Inhaler pursuant to Section 2.10.1, upon ABARIS’ request, PARI shall file a 510(k) Submission with the FDA for the Inhaler before ABARIS begins its Phase III Clinical Study. Subject to the terms and conditions of this Agreement, ABARIS shall reimburse PARI for its costs directly related to the preparation and filing of such 510(k) Submission. Such reimbursement shall not be subject to the limits provided in Section 2.21 below, and such reimbursement shall not be deemed as reimbursement payments from ABARIS under Section 2.21 below. Once such 510(k) Submission is filed, the design and specifications for the Inhalers shall be fixed. In no event shall PARI deviate from the Inhaler Specifications without obtaining ABARIS’ prior written consent and providing ABARIS with a commercially reasonable opportunity to secure access to the Inhalers in their unchanged state.

2.12 Quality Manufacture of Inhalers After 510(k) Approval

2.12.1 Validation

After obtaining 510(k) Approval for the Inhalers, PARI shall manufacture the Inhalers in compliance with the Quality Standards. The manufactured Inhalers shall conform to the Inhaler Specifications. PARI shall use statistical quality control methods, conforming to the Quality Standards, in order to determine quality levels for the Inhalers. ABARIS shall have the right to participate in such activities at its own expense. PARI shall manufacture Inhalers in a designated lot, which has an acceptable quality level (AQL), of no more than [*] non-conforming units.

2.12.2 Certificate of Analysis

In each shipment of Inhalers to ABARIS, pursuant to Section 2.14 below, PARI shall include a certificate of analysis which includes a statement, signed by: (a) the person who inspected the Inhalers; (b) the quality manager; and (c) a person who performs regulatory activities for PARI or PARI’s site manager, verifying that the shipment has an acceptable quality level (AQL) of no more than [*] of non-conforming units.

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2.13 Inhaler Delivery for Phase III Clinical Study

Upon the written request of ABARIS, and in accordance with a reasonable delivery schedule to be agreed upon by ABARIS and PARI, PARI shall deliver the required validated Inhalers to ABARIS for conducting the Phase III Clinical Study for the Existing Formulation.

2.14 Acceptance

PARI shall manufacture the Inhalers to fully meet the Inhaler Specifications and to fully meet the applicable Quality Standards in order to achieve an acceptable quality level (AQL) of no more than [*] of non-conforming units. ABARIS shall have a period of twenty (20) business days from the date of receipt of any shipment of the Inhalers to test for quality and quantity of the shipment and to accept or reject such shipment. If ABARIS determines that any portion of shipment of the Inhalers is defective, ABARIS shall notify PARI in writing within such twenty (20) business days, indicating the particular lot, date of delivery and the defective nature of the Inhalers. In such event, ABARIS shall promptly return the defective portion of such shipment to PARI, and ABARIS shall have no obligation to pay for such defective portion of such shipment. Upon receipt, PARI shall undertake commercially reasonable efforts to repair or replace defective Inhalers and supply ABARIS with a replacement shipment of Inhalers acceptable to ABARIS within a commercially reasonable time. In the event ABARIS does not so notify PARI of defective Inhalers within twenty (20) business days of receipt of any shipment of Inhalers, ABARIS shall be deemed to have accepted such shipment.

2.15 Payment for Inhalers for Phase III Clinical Study

Subject to the terms and conditions of this Agreement, ABARIS shall pay PARI in U.S. Dollars Program A Invoice Price per accepted Inhaler. ABARIS shall make such payment within five (5) business days after ABARIS’ acceptance of the Inhalers pursuant to Section 2.14 above.

2.16 Regulatory Activities for Existing Formulation

ABARIS shall be responsible for pursuing regulatory approval for the Existing Formulation. PARI shall reasonably cooperate with ABARIS in such efforts at ABARIS’ expense pursuant to Section 10.4 of this Agreement.

2.17 Upfront License Payment and Milestone Payments for Inhaler

2.17.1 Upfront License Payment

Subject to the terms and conditions of this Agreement, ABARIS shall pay PARI a one-time license fee in the amount of [*] within five (5) business days after the Effective Date of this Agreement.

2.17.2 Milestone Payments

Each of the milestone payments due by ABARIS under this Section 2.17.2 shall be paid only once, regardless of the number of times the milestones have been achieved. Subject to the Milestone Payment Reduction Schedule and the other terms and conditions of this Agreement, ABARIS shall make the following milestone payments to PARI within five (5) business days of the following milestone completion dates:

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	Milestone Payments	Milestone Completion Date

(a)	[*]	The date on which ABARIS accepts (according to Section 2.6.3) the first batch of the Test Inhalers (as set forth in the Test Inhaler Delivery Schedule) for the Phase II Clinical Study which meet the requirements of Section 2.3 of this Agreement.

(b)	[*]	The date on which ABARIS has accepted (according to Section 2.6.3) the fourth batch (after accepting the second and third batches) of the Test Inhalers (as set forth in the Test Inhaler Delivery Schedule) for the Phase II Clinical Study which meet the requirements of Section 2.3 of this Agreement.

(c)	[*]	The date on which PARI receives a 510(k) Notification for the eFlow IMP Device.

(d)	[*]	The date on which ABARIS makes a first commercial sale of the Existing Formulation of the Drug Product for inhalation delivery by the Inhaler.

2.18 Royalty Payments

2.18.1 Patent Protection

During the Program A Royalty Period and subject to the terms and conditions of this Agreement, ABARIS shall pay PARI a royalty payment of [*] of the Net Sales of the Drug Product produced with the Existing Formulation and sold together with the Inhaler or for inhalation delivery by the Inhaler in a country in the Territory where:

(a) the sale of such Drug Product alone would, but for the license granted herein, infringe a Valid Claim of an issued patent owned by PARI in such country; or

(b) the sale of the Inhaler alone would, but for the license granted herein, infringe a Valid Claim of an issued patent owned by PARI in such country; or

(c) the sale of such Drug Product in combination with the Inhaler would, but for the license granted herein, infringe a Valid Claim of an issued patent owned by PARI in such country.

2.18.2 No Patent Protection

In the event that ABARIS does not owe PARI royalty payments pursuant to Section 2.18.1 above, during the Program A Royalty Period and subject to the terms and conditions

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of this Agreement, ABARIS shall pay PARI a step-down royalty payment of [*] of the Net Sales of the Drug Product produced with the Existing Formulation and sold together with the Inhaler or for inhalation delivery by the Inhaler in a country in the Territory where:

(a) the sale of such Drug Product alone would not infringe a Valid Claim of an issued patent owned by PARI in such country; and

(b) the sale of the Inhaler alone would not infringe a Valid Claim of an issued patent owned by PARI in such country; and

(c) the sale of such Drug Product in combination with the Inhaler would not infringe a Valid Claim of an issued patent owned by PARI in such country.

2.18.3 Discount on Inhaler Price if No Patent Protection

In the event that ABARIS owes PARI step down royalties pursuant to Section 2.18.2 above instead of royalties pursuant to Section 2.18.1, PARI shall reduce by [*] the [*] charged to ABARIS, it Affiliates or Sublicensees for the supply of the Inhalers pursuant to Section 13.3 of this Agreement.

2.18.4 Drug Products Produced by Novel Formulation

For the purposes of clarity, [*] for any sales of Drug Products for use with the Inhaler, where the Novel Formulation is used to produce such Drug Products [*].

2.19 ABARIS’ Option to Proceed with Existing Formulation or Novel Formulation

PARI acknowledges that ABARIS has the right to proceed with the development and commercialization of the Novel Formulation instead of the Existing Formulation, and that in such case, ABARIS shall not be in breach of the Agreement for its failure to develop, test, pursue regulatory approval for or make any commercial sales of the Drug Product produced with the Existing Formulation.

2.20 Payment for Test Inhaler Development Activities

Subject to Section 2.2 with respect to Test Inhaler Development Activities which occurred prior to the Effective Date, ABARIS shall not be required to pay, reimburse or otherwise compensate PARI for its performance of the Test Inhaler Development Activities other than the Test Inhaler payment set forth in Section 2.7 above.

2.21 Reimbursement for Costs of Existing Formulation Analysis and Inhaler Development Activities

Subject to the terms and conditions of this Agreement, subject to the limits set forth in this Section, and in accordance with Article 12, PARI shall report its direct costs to ABARIS, and ABARIS shall reimburse PARI for PARI’s direct labor and direct out-of-pocket costs incurred in conducting the Existing Formulation Analysis and the Inhaler Development Activities.

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2.21.1 Budget Procedures for Existing Formulation Analysis and Inhaler Development Activities

The Parties acknowledge that the Test Inhaler Development Plan in Exhibit K sets forth an Approved Budget for the Existing Formulation Analysis, and the Inhaler Development Plan in Exhibit A sets forth an Approved Budget for each of the Inhaler development options. In no event shall PARI exceed either such Approved Budget without ABARIS’ prior written consent. If PARI finds it necessary to exceed either such Approved Budget, the Parties may agree in writing to an increased budget, in which case such increased budget shall be deemed an Approved Budget. Subject to Section 2.21.2 below: (a) PARI shall use commercially reasonable efforts not to exceed the Approved Budget for the Existing Formulation Analysis or the Approved Budget for the Inhaler development option selected by ABARIS; and (b) PARI shall not be obligated to perform any Existing Formulation Analysis or Inhaler Development Activities which would cause PARI to exceed the applicable Approved Budget.

2.21.2 Reimbursement Limit for Existing Formulation Analysis and Inhaler Development Activities

In the event that ABARIS has reimbursed PARI for any Existing Formulation Analysis and Inhaler Development Activities an aggregate amount equal to [*], PARI shall complete the Existing Formulation Analysis and the Inhaler Development Activities required by this Article 2 [*].

2.22 Intellectual Property Ownership

2.22.1 ABARIS Ownership of Existing Formulation Intellectual Property

Except as agreed upon by the Parties under Section 2.22.3, ABARIS shall own all Intellectual Property whether or not developed pursuant to this Agreement relating to:

(a) the Existing Formulation (including, but not limited to, analytical methods, characterizations, minor improvements, minor modifications and minor variations to the Existing Formulation or processes related thereto); and

(b) the underlying formulation technologies and processes related to the foregoing which are solely applicable to the Drug Product.

For clarity, except as provided in Section 2.22.2(d) below, PARI shall not acquire or claim any right, title or interest in the Intellectual Property relating to the Existing Formulation.

2.22.2 PARI Ownership of Inhaler Intellectual Property and Certain Formulation Intellectual Property

[*] PARI shall own all Intellectual Property whether or not developed pursuant to this Agreement relating to:

(a)	the eFlow Device, the eFlow IMP Device, the Test Inhaler and the Inhaler;

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(b) all processes relating to the eFlow Device, the eFlow IMP Device, the Test Inhaler and the Inhaler;

(c) PARI’s underlying formulation technologies and related processes which exist as of the Effective Date; and

(d) any new underlying formulation technologies and related processes developed by PARI after the Effective Date (excluding any Novel Formulation technologies and related processes developed under this Agreement).

2.22.3 [*] Inhaler-Drug Product Intellectual Property

In the event that either of the Parties desires to pursue patent rights covering or relating to: (a) [*]; or (b) [*], such Party shall notify the other Party in writing. After the recipient Party receives such notice, the Parties shall [*]. Any such [*] agreement shall not take effect until it is in written form signed by the Parties and attached to this Agreement as an addendum. Neither Party [*] without the prior written consent of the other Party, such consent shall not be unreasonably withheld or denied.

2.23 License to ABARIS

(a) Subject to the terms and conditions of this Agreement, PARI hereby grants to ABARIS a transferable, sub-licensable, worldwide, exclusive license, under the PARI Licensed Intellectual Property, to:

(i) use, test, import, export, offer for sale, sell and distribute eFlow™ Devices including without limitation the Test Inhalers or Inhalers and components of the foregoing for use with Drug Products in the Field; and

(ii) make, have made, use, test, develop, import, export, offer for sale, sell and distribute Existing Formulations of the Drug Product, Novel Formulations of the Drug Product and Drug Products made using Existing Formulations or Novel Formulations (in conjunction or combination with the eFlow™ Devices including without limitation the Test Inhalers or Inhalers) for use with the eFlow™ Devices including without limitation the Test Inhalers or Inhalers in the Field, the foregoing rights expressly excluding the right to make or have made the eFlow IMP Device, eFlow™ Device, Test Inhalers or Inhalers.

(b) ABARIS acknowledges that a portion of the PARI Licensed Intellectual Property includes PARI’s right under the Third Party License Agreement. In the event ABARIS transfers or sub-licenses the license granted in this Section to a third party, such rights shall be excluded from such transfer or sub-license.

(c) Subject to sub-section (b) above, in the event that ABARIS transfers or sublicenses the license granted in this Section to a third party, PARI shall directly grant a sub-license to the transferee or sub-licensee for no additional consideration other than that due to PARI under this Agreement. Such transfer or sub-license shall be subject to the terms and conditions of this Agreement.

2.24	[*]

[*].

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Article 3 – Program B

Novel Formulation Development

3.1 Initiation of Novel Formulation Development

Upon the written request of ABARIS during the term of this Agreement, PARI shall initiate the Novel Formulation Development Activities. As of the Effective Date, ABARIS estimates that ABARIS will request PARI to begin such activities no later than in the [*]. ABARIS will provide PARI with a two-month written notice prior to initiation of the Novel Formulation Development Activities.

3.2	Feasibility Assessment

In the First Stage of the Novel Formulation Development Activities: (a) PARI shall conduct a feasibility assessment which shall include preliminary experimentation, testing, research, analysis and reporting related to the development of a Novel Formulation to meet the Novel Formulation Specifications, in accordance with the Novel Formulation Development Plan and in full compliance with the applicable Quality Standards; and (b) ABARIS, at its option and expense, may have a preliminary patentability study conducted by a patent attorney registered with the United States Patent and Trademark Office which includes an opinion on the likelihood that the Novel Formulation proposed by PARI is patentable (“Feasibility Assessment”). For clarity, ABARIS shall pay the fees external attorney services in connection with Section 3.2(b), and such fees shall not be applied to the Approved Budget. PARI shall complete the portion of the Feasibility Assessment set forth in Section 3.2(a) above within [*] after ABARIS’ written notice under Section 3.1 to begin the Novel Formulation Development Activities.

3.3	Feasibility Assessment Report

Within twenty (20) business days of the completion of the portion of the Feasibility Assessment set forth in Section 3.2(a) above, PARI shall provide ABARIS with a written Feasibility Assessment report which shall include a description of the experiments undertaken, results of the experiments and PARI’s conclusions.

3.4 Continuation or Suspension of Novel Formulation Development

Within [*] after receiving the Feasibility Assessment report, ABARIS shall notify PARI in writing of ABARIS’ decision for PARI to proceed with the Novel Formulation Development Activities or suspend the Novel Formulation Development Activities. ABARIS shall have the right to make such decision [*], taking into account [*].

3.4.1 Continuation

If ABARIS provides PARI with a written request to proceed with the Novel Formulation Development Activities, the Project Team shall convene to update the Novel Formulation Specifications and update the Novel Formulation Development Plan with a description of activities and a [*] to the Parties.

3.4.2 Suspension

If ABARIS notifies PARI of ABARIS’ decision to suspend the Novel Formulation Development Activities, ABARIS shall have and PARI hereby grants ABARIS an option for exclusive development related to the Novel Formulation for an option period of [*] following such notice. ABARIS shall have the right to extend such option period for the duration of the following option extension periods by making the following payments to PARI by the date corresponding to such payments:

	Option Extension Period	Payment	Payment Date
1st	a period of [*] following the expiration of the five year period provided in this Section 3.4.2	[*]	the expiration of the five year period provided in this Section 3.4.2

2nd	a period of [*] following the expiration of such 1st extension period	[*]	the expiration of the 1st extension period provided in this Section 3.4.2

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PARI shall not undertake any development activities related to the Novel Formulation (for itself or any other party) which would in any way, directly or indirectly, conflict with ABARIS’ exclusive option under this Section. If, at any time during any period of suspension in this Section, ABARIS requests PARI to proceed with the Novel Formulation Development Activities, the Project Team shall convene to review (and possibly revise) the Novel Formulation Specifications and update the Novel Formulation Development Plan with a description of activities and a time schedule mutually acceptable to the Parties. PARI shall proceed with the Novel Formulation Development Activities accordingly. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement for ABARIS to not proceed with the Novel Formulation Development Activities.

3.5 Development of Novel Formulation

Upon ABARIS’ request, in accordance with Section 3.4, PARI shall continue with the Novel Formulation Development Activities pursuant to the terms and conditions of this Agreement. Specifically, PARI shall develop a test version of the Novel Formulation for producing the Drug Product for inhalation delivery by the Inhaler so as to meet all or substantially all of the Novel Formulation Specifications in compliance with the Quality Standards.

3.6 Supply of Novel Formulation and Studies on Novel Formulation

At ABARIS’ request, PARI shall supply ABARIS with quantities of Drug Product made to the specifications of the Novel Formulation for ABARIS’ further non-clinical and Phase I studies. PARI shall provide written documentation relating to the details of the Novel Formulation, its development and selection, methods, assays, and other pertinent documentation for ABARIS’ use in furtherance of the development of the program. If after testing, modifications are required to the Novel Formulation, the Parties shall agree upon changes to the development plan and budget whereby PARI modifies the Novel Formulation to meet revised objectives. ABARIS may elect to have clinical supplies (including the Phase I supply) of the Novel Formulation manufactured by PARI or another third party of ABARIS’ choice. ABARIS will provide PARI a reasonable opportunity to negotiate reasonable terms, conditions and timelines for such supply to ABARIS, providing PARI has the appropriate capabilities and regulatory approvals to provide such materials. If PARI is chosen to supply the Novel formulation, PARI shall supply ABARIS with quantities of Drug Product made using the Novel Formulation in accordance with the Novel Formulation Development Plan and according to the appropriate regulatory standards.

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3.7 Phase III Clinical Study and Commercial Supply

3.7.1 Final Novel Formulation

At ABARIS’ request, PARI shall develop a final, commercial-ready version of the Novel Formulation for inhalation delivery by the Inhaler, in full compliance with the Novel Formulation Specifications (as ABARIS may amend for the Phase III Clinical Study) and in full compliance with the applicable Quality Standards. The Parties will negotiate a supply agreement delineating the responsibilities and deliverables by the Parties prior to engaging in any activities for Phase III or commercial supply. PARI shall provide to ABARIS all necessary documentation (including, but not limited to documents describing the methods, assays and manufacturing information for the commercial-ready version of the Novel Formulation) to enable ABARIS to have a third party supply ABARIS with quantities of Drug Product made using the commercial-ready version of the Novel Formulation.

3.7.2 Delivery of Drug Product Made Using Novel Formulation

Upon the written request of ABARIS, and in accordance with a reasonable delivery schedule to be agreed upon by ABARIS and PARI, PARI shall deliver to ABARIS a requested quantity of Drug Product made using the Novel Formulation for ABARIS’ Phase III Clinical Study for the Novel Formulation.

3.7.3 Acceptance

Subject to agreement between PARI and ABARIS on the supply of the Drug Product for such Phase III Study and Commercial supply under Section 3.7.2, PARI shall use the Novel Formulation to produce a commercially reasonable quantity of samples of the Drug Product in order to fully meet the Novel Formulation Specifications and the applicable Quality Standards. As part of such agreement specified in Section 3.7.2, the Parties shall determine respective responsibilities relating to testing, release, stability and other Novel Formulation release criteria. In the event that PARI releases the Novel Formulation to ABARIS, ABARIS shall have a commercially reasonable period of time to inspect, accept and release such Novel Formulation. The Parties acknowledge that long term stability may be an ongoing release criteria and that an appropriate statistical plan for storage and sampling will be required.

3.8 Regulatory Filing for Novel Formulation

ABARIS shall be responsible for deciding upon regulatory approval activities for the Novel Formulation and pursuing regulatory approval for the Novel Formulation. PARI shall cooperate with ABARIS in such efforts, pursuant to Section 10.4 of this Agreement.

3.9 Activities Outside the Scope of Novel Formulation Development Plan

For the Novel Formulation development, PARI shall only conduct the development activities, which are set forth in the Novel Formulation Development Plan. PARI shall only conduct additional Novel Formulation development activities upon a mutual written agreement between the Parties, including a description of such development activities and payment terms.

3.10 Upfront License and Feasibility Assessment Payments and Milestone Payments

3.10.1 Upfront License Payment

Subject to the terms and conditions of this Agreement, ABARIS shall pay PARI a license fee in the amount of [*] within five (5) business days after the Effective Date of this Agreement.

3.10.2 Upfront Feasibility Assessment Payment

Subject to the terms and conditions of this Agreement, ABARIS shall pay PARI a one-time feasibility study upfront payment in the amount of [*] within five (5) business days after ABARIS requests PARI in writing to begin the Novel Formulation Development Activities in accordance with Section 3.2 above.

3.10.3 Milestone Payments

Each of the milestone payments due by ABARIS under this Section 3.10.3 shall be paid only once, regardless of the number of times the milestones have been achieved. Subject to the terms and conditions of this Agreement, ABARIS shall make the following milestone payments to PARI within five (5) business days of the following milestone completion dates:

	Milestone Payments	Milestone Completion Date
(a)	[*]	The date on which ABARIS enters the Novel Formulation into a Phase I Study

(b)	[*]	The date on which any U.S. patent issues that claims the Novel Formulation

(c)	[*]	The date on which ABARIS enters the Novel Formulation into a Phase II Clinical Study or Phase III Study, whichever comes first

(d)	[*]	The date on which an United States NDA is filed with the FDA for the Novel Formulation

(d)	[*]	The date on which ABARIS makes a first commercial sale of a Drug Product produced through the Novel Formulation.

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3.11 Royalty Payments for Novel Formulation

3.11.1 Patent Protection

During the Program B Royalty Period and subject to the terms and conditions of this Agreement, ABARIS shall pay PARI a royalty payment of [*] of the Net Sales of the Drug Product produced with the Novel Formulation and sold together with the Inhaler or for inhalation delivery by the Inhaler in a country in the Territory where:

(a) the sale of such Drug Product alone would, but for the license granted herein, infringe a Valid Claim of an issued patent owned by PARI in such country; or

(b) the sale of the Inhaler alone would, but for the license granted herein, infringe a Valid Claim of an issued patent owned by PARI in such country; or

(c) the sale of such Drug Product in combination with the Inhaler would, but for the license granted herein, infringe a Valid Claim of an issued patent owned by PARI in such country.

3.11.2 No Patent Protection

In the event that ABARIS does not owe PARI royalty payments pursuant to sub-section 3.11.1 above, during the Program B Royalty Period and subject to the terms and conditions of this Agreement, ABARIS shall pay PARI [*] of the Net Sales of the Drug Product produced with the Novel Formulation and sold together with the Inhaler or for inhalation delivery by the Inhaler in a country in the Territory where:

(a) the sale of such Drug Product alone would not infringe a Valid Claim of an issued patent owned by PARI in such country; and

(b) the sale of the Inhaler alone would not infringe a Valid Claim of an issued patent owned by PARI in such country; and

(c) the sale of such Drug Product in combination with the Inhaler would not infringe a Valid Claim of an issued patent owned by PARI in such country.

3.11.3 Intentionally Omitted.

3.11.4 Drug Products Produced by Existing Formulation

For the purposes of clarity, ABARIS shall not owe any royalty payments due under Section 3.11 for any sales of Drug Products for use with the Inhaler, where the Existing Formulation is used to produce such Drug Products, which shall instead be governed by Section 2.18.

3.11.5 ABARIS’ Option to Sell Existing Formulation or Novel Formulation

PARI acknowledges that ABARIS has the right to proceed with the development and commercialization of the Existing Formulation instead of the Novel Formulation, and that in

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such case, ABARIS shall not be in breach of the Agreement for its failure to develop, test, pursue regulatory approval for or make any commercial sales of the Drug Product produced with the Novel Formulation.

3.12 Reimbursement for Novel Formulation Development Expenses

Subject to the terms and conditions of this Agreement, subject to the limits set forth in Section 3.13 of this Agreement, and in accordance with Article 12, PARI shall report its direct costs to ABARIS, and ABARIS shall reimburse PARI for PARI’s direct labor and direct out-of-pocket costs incurred in conducting the Novel Formulation Development Activities.

3.13 Limits on Reimbursement for Novel Formulation Development Expenses

3.13.1 Budget Procedures

The Parties acknowledge that the Novel Formulation Development Plan sets forth: (a) an Approved Budget for the First Stage of the Novel Formulation Development Activities, which consists of the portion of the Feasibility Assessment set forth in Section 3.2(a) above; and (b) an Approved Budget for the Second Stage of the Novel Formulation Development Activities. In no event shall PARI exceed either such Approved Budget without ABARIS’ prior written consent. If PARI finds it necessary to exceed either such Approved Budget, the Parties may agree in writing to an increased budget, in which case such increased budget shall be deemed an Approved Budget. Subject to Section 3.13.2(b) below: (a) PARI shall use commercially reasonable efforts not to exceed such Approved Budgets; and (b) PARI shall not be obligated to perform any Novel Formulation Development Activities which would cause PARI to exceed the applicable Approved Budget.

3.13.2 Reimbursement Limit for Novel Formulation Development Activities

In the event that ABARIS has reimbursed PARI for the Novel Formulation Development Activities an aggregate amount equal to twice the sum of: (a) the Approved Budget for the First Stage of the Novel Formulation Development Activities (consisting of the portion of the Feasibility Assessment set forth In Section 3.2(a) above); and (b) the Approved Budget for the Second Stage of the Novel Formulation Development Activities, PARI shall complete the Novel Formulation Development Activities required by this Article 3 without any additional reimbursement or other payment from ABARIS.

3.14	[*] Ownership of Novel Formulation Intellectual Property

Subject to Section 3.16 below, [*] shall own all of the Novel Formulation Intellectual Property, and [*] any and all right, title and interest [*] acquires in the Novel Formulation Intellectual Property.

3.15 License to [*] of Novel Formulation Intellectual Property Outside Field

3.15.1	License

Subject to the terms and conditions of this Agreement, [*] hereby grants to [*] a transferable, sub-licensable, worldwide, exclusive license, under the Novel Formulation Intellectual Property for purposes outside the Field which do not compete, directly or indirectly, with [*] worldwide commercialization of any drug in the Field which includes an anesthetic within the same pharmacological family or category as lidocaine. For clarity, this license specifically excludes any licenses or rights to other [*] Intellectual Property and any other Intellectual Property owned or controlled by [*] and its Affiliates.

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3.15.2 Right of [*]

Before PARI begins to communicate with a third party regarding a possible sub-license or other development activities under Section 3.15.1 including the possible development, manufacture or supply related to topical anesthetics within the same pharmacological family or category as lidocaine and delivered by the eFlow™ Device outside the Field, PARI shall provide ABARIS with at least ten (10) business days’ prior written notice. Upon ABARIS’ written request within such period of time, PARI shall [*] with ABARIS, in good faith, mutually acceptable terms for an agreement regarding the foregoing. In the event the Parties do not sign a letter of intent regarding such agreement within thirty (30) calendar days of negotiation, PARI shall have the right to [*] of such agreement.

3.16 PARI’s Reversionary Interest in Novel Formulation Intellectual Property

3.16.1 Payment Default

In the event that PARI believes that ABARIS is in default of any material payment obligation of ABARIS to PARI under this Agreement (“Payment Default”), PARI may provide ABARIS with a written notice of such Payment Default. To be effective, such notice shall: (a) state that “PARI hereby notifies ABARIS of a Payment Default pursuant to Section 3.16 of the Development Agreement”; (b) specify in detail the specific basis for the Payment Default; and (c) be accompanied by all relevant supporting documentation evidencing such Payment Default.

(a)	If, within ninety (90) days after ABARIS’ receipt of such an effective Payment Default notice, ABARIS remedies the condition forming the basis for the Payment Default set forth in such notice, such notice shall cease to be effective.

(b)	Within sixty (60) days after ABARIS’ receipt of an effective Payment Default notice, ABARIS may provide PARI with a written notice disputing part or all of such alleged Payment Default. In such event, the Parties shall resolve such dispute in the following manner. First, the Chief Executive Officer(s) of each of the Parties shall meet within thirty (30) days of such dispute notice to try to resolve the dispute. If the Chief Executive Officers resolve the dispute, PARI’s Payment Default notice shall cease to be effective upon the payments, if any, required by such resolution. If the Chief Executive Officers are unable to resolve the dispute, the dispute shall be resolved by an independent arbitrator having the accounting and/or legal experience necessary to resolve such dispute depending on the nature of such dispute. The decision from the arbitrator shall be rendered within one-hundred twenty (120) days of the dispute notice. If the dispute is resolved in ABARIS’ favor, PARI’s Payment Default notice shall cease to be effective and PARI shall pay for the arbitration costs and the expenses (including reasonable attorney fees) incurred by ABARIS regarding such dispute. If the dispute is resolved in PARI’s favor, PARI’s Payment Default notice shall remain effective and ABARIS shall pay for the arbitration costs and the expenses (including reasonable attorney fees) incurred by PARI regarding such dispute. If the

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dispute is resolved in PARI’s favor, within thirty (30) days after the decision from the arbitrator, ABARIS may remedy the condition forming the basis for the Payment Default, and PARI’s notice of Payment Default shall cease to be effective.

(c)	If PARI’s Payment Default notice remains effective pursuant to section (a) and (b) above (after the respective time frames set forth therein), [*] shall assign to [*] the ownership of the Novel Formulation Intellectual Property transferred from [*] under the Agreement.

3.16.2 ABARIS Changes

The Parties acknowledge the possibility that, during the term of this Agreement: (a) ABARIS undergoes a voluntary or involuntary dissolution; or (b) ABARIS ceases to conduct business in the normal course, becomes insolvent, files for bankruptcy, is subject to a bankruptcy proceeding or otherwise becomes bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors. ABARIS shall promptly notify PARI in writing upon the occurrence of any such event. Following the expiration of [*] after such event, PARI may notify ABARIS [*] under this Agreement. Within [*] after ABARIS’ receipt of such notice, ABARIS shall provide PARI [*]. Upon PARI’s payment to ABARIS of an amount equal to such costs, [*].

Article 4 – Commercially Reasonable Efforts

4.1 Commercially Reasonable Efforts

PARI and ABARIS shall each use commercially reasonable efforts to perform all of their obligations under this Agreement including, but not limited to, the Development Activities.

4.2 ABARIS’ Relationship with BattellePharma

PARI acknowledges that, prior to the Effective Date, ABARIS entered in an agreement with BattellePharma, Inc. regarding the development of inhalation devices for use with drug products, which include lidocaine. ABARIS’ pursuit of the development, testing and/or commercialization of such inhalation devices and drug products which include lidocaine (excluding drug products made using the Novel Formulation) for such inhalation devices during the term of this Agreement shall not be a breach of ABARIS’ duty to use commercially reasonable efforts under this Agreement.

Article 5 – Quality Standards

5.1 Internal Quality Control

PARI shall perform all of the Development Activities and manufacturing activities under this Agreement substantially in accordance with PARI’s internal quality control standards and product specification standards or as otherwise agreed upon by PARI and ABARIS.

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5.2 Substantial Compliance with cGMP and ECGMP

With respect to the Test Inhalers, PARI shall perform all of the Inhaler Development Activities and manufacturing activities under this Agreement at least in substantial compliance with cGMP or ECGMP, whichever is applicable.

5.3 Full Compliance with cGMP and ECGMP

With respect to the Inhalers and any Novel Formulation supplied to ABARIS for its Phase III Clinical Study, PARI shall perform all of the Development Activities and manufacturing activities under this Agreement in full compliance with: (a) the current Good Manufacturing Practices regulations and Quality System regulations, as promulgated by the FDA, the cGMP or the ECGMP, whichever is applicable; (b) all applicable industry and trade standards, including the applicable standards of the International Organization for Standardization (ISO), including at least the ISO 9001/9002 quality standards; and (c) all applicable laws and regulations.

Article 6 – Adverse Information and Event Reporting

6.1 Adverse Information and Event Reporting

Beginning on the Effective Date and ending upon the termination of this Agreement unless otherwise required by law, regulation or agency, each Party shall report to the other Party, in as much detail as reasonably possible, within forty-eight (48) hours from receipt of the information (or less, where required so as to comply with EMEA, FDA or other applicable regulatory authorities or regulations) any experience coincident with the use of the Test Inhalers, Inhalers, Existing Formulation, Novel Formulation or Drug Products at any dose, whether or not considered drug related, that suggests a significant hazard, contraindication, side effect or precaution. This includes, but is not limited to, any serious adverse experience or expectation regarding the use of the Test Inhalers, Inhalers, Existing Formulation, Novel Formulation or Drug Products. Such a serious adverse experience or expectation includes, at minimum, any possible event coincident with the use of the Test Inhalers, Inhalers, Existing Formulation, Novel Formulation or Drug Products that results in any of the following outcomes: death, a life-threatening experience, inpatient hospitalization, prolongation of an existing hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect (“Adverse Event”).

Article 7 – Project Management

7.1 Formation and Purpose of Project Team

ABARIS and PARI shall establish a Project Team, which shall, among other activities, finalize the Test Inhaler Development Plan, Inhaler Development Plan and Novel Formulation Development Plan under the direction of ABARIS. The Project Team shall also: (a) oversee the Development Activities; (b) report to ABARIS and PARI on all proposed Development Decisions; (c) propose the overall technical strategy for any modification of the Test Inhaler, Inhaler, Existing Formulation and Novel Formulation; (d) oversee and coordinate the Parties’ activities in such development pursuant to the specifications and the timeframes set forth in the Test Inhaler Development Plan, Inhaler Development Plan and Novel Formulation Development Plan; (e) propose modifications to the Inhaler Specifications and Novel Formulation Specifications, as appropriate; (f) develop and propose for the Parties’ approval the final specifications for the Inhaler and Novel Formulation, all based on the principles of prompt and diligent development, consistent with the Quality Standards; and (g) review all development records relating to the Development Activities. The Project Team shall perform such other functions as appropriate to further the purposes of this Agreement, including the periodic evaluation of performance against goals.

7.2 Control

7.2.1 General Control of ABARIS

Subject to Section 7.2.2 below, ABARIS shall control the decisions of the Project Team on the basis of the Project Team’s proposals, taking into account PARI’s expertise, input and advice. In the event ABARIS does not approve of such a proposal, the Parties shall negotiate in good faith a mutually acceptable decision regarding such proposal. Notwithstanding any disputes or disagreements within the Project Team or between the Parties, ABARIS shall have the sole right to make decisions related to clinical strategies, clinical development, clinical testing, regulatory filings for drug products and commercialization of drug products. To the extent such decisions affect the Approved Budgets, the Parties shall negotiate in good faith a mutually acceptable amendment to such Approved Budgets and to affected timelines.

7.2.2 Control of PARI

In the event that PARI determines that a decision of ABARIS to be implemented by the Project Team will result in a hazardous or unsafe Inhaler or infringement of a third party’s patent covering an inhalation device or method of inhalation, PARI shall provide the Project Team with a written report which establishes a reasonable technical basis for such determination. Upon PARI’s delivery of such report to the Project Team, PARI shall have the right to refrain from implementing such decision of ABARIS in the Development Activities. PARI’s exercise of such right shall not constitute a breach of this Agreement.

7.3 Membership

The Project Team shall have representatives of each Party with the requisite levels of skill and experience in product development, engineering or such other matters as the Parties may agree. The Project Team’s initial members shall be those set forth in the Project Team Membership. The Project Team may change its size from time to time by written agreement of the Parties. Each Party may replace its Project Team representatives at any time upon written notice to the other Party; provided, however, that each Party’s representatives shall at all times be persons possessing the appropriate level of skill, experience and familiarity with the Development Activities.

7.4 Meetings and Travel Reimbursement

The Project Team shall hold meetings at such times and places as the Project Team elects to do so, but the Project Team shall meet at least once every month. Meetings of the Project Team may be held by audio, video teleconference or in person. Meetings of the Project Team shall be effective only if a representative of each Party is present or participating. ABARIS shall be responsible for its own travel expenses incurred as a result of meetings of the Project Team. In addition, upon receipt of an invoice from PARI, ABARIS shall reimburse PARI for PARI’s reasonable travel expenses incurred as a result of meetings of the Project Team or incurred otherwise to meet the development objectives of this Agreement. PARI shall exercise efforts to minimize any such travel expenses, and such efforts shall be no less stringent than those exercised by PARI in minimizing its own business travel expenses or otherwise required by PARI’s internal policies. Such reimbursements shall not count towards any Development Activity reimbursement provisions set forth in Article 2 or 3 of this Agreement.

7.5 Access to Facilities to View Development Activities

The Project Team shall facilitate ABARIS’ access to facilities to view and inspect the on-going Development Activities. Upon reasonable prior notice from ABARIS, PARI shall provide ABARIS and its employees and agents with access to PARI’s and its subcontractors’ facilities to inspect, audit and view the Development Activities. In the form of an existing confidentiality agreement between ABARIS and such employees and agents, ABARIS shall require each employee and agent granted access to PARI’s or its subcontractors’ facilities to maintain in confidence and not use any and all Confidential Information learned or viewed during such employee’s visit except to the extent disclosure or use is related to the purposes of this Agreement.

7.6 Limitation of Powers

The powers of the Project Team are limited to those expressly set forth in this Agreement. Without limiting the generality of the foregoing, the Project Team shall not have the right to amend this Agreement. The actions of the Project Team shall not substitute for either Party’s ability to exercise any right, nor excuse the performance of any obligation, set forth herein.

7.7 Liaisons

Each Party will designate an individual to serve as the liaison between the Parties to undertake and coordinate any day-to-day communications as may be required between the Parties relating to their activities under this Agreement. Each Party may change such liaison from time to time during the term of this Agreement upon written notice thereof to the other Party. The initial liaisons for the Parties shall be those set forth in the Liaison List.

7.8 Reports

7.8.1 Progress Reports

PARI shall regularly provide the Project Team with written reports, at least on a calendar quarterly basis, regarding the Development Activities in order to keep ABARIS up-to-date on the progress of all Development Activities.

7.8.2 Other Reports

From time to time during the term of this Agreement, ABARIS may provide PARI with a reasonable request for a written report on or related to: (a) any portion of the Development Activities, including PARI’s methods, assays, formulation work or experiments; (b) any results of the Development Activities including results in support of ABARIS’ regulatory efforts or Drug Product commercialization efforts; or (c) any other information reasonably related to or arising out of this Agreement. Within thirty (30) calendar days of any such request, PARI shall use commercially reasonable efforts to provide ABARIS with such report.

Article 8 – Subcontracting

8.1 New Subcontracts

PARI may subcontract portions of the Development Activities to subcontractors, provided that, prior to subcontracting the development of part or all of the Development Activities, PARI shall:

(a) provide ABARIS with prior written notice of any such subcontractor and the development to be performed by the subcontractor;

(b) make such subcontract consistent with the applicable terms of this Agreement;

(c) contractually require any such subcontractor, in writing, to perform such development in accordance with the Quality Standards;

(d) to the extent possible after the use of commercially reasonable efforts, contractually require any such subcontractor, in writing, to assign all Intellectual Property rights arising from the subcontractor’s Development Activities to PARI;

(e) contractually bind any such subcontractor, in writing, to the confidentiality obligations provided in Article 19 of this Agreement;

(f) contractually require any such subcontractor, in writing, to authorize ABARIS to inspect, audit and view the subcontractor’s facilities in accordance with Section 7.5 above; and

(g) obtain ABARIS’ prior written approval of such subcontractor.

8.2 Existing Subcontractors

Notwithstanding the foregoing, ABARIS shall not have the right to approve or reject subcontractors that PARI uses as of the Effective Date as a part of its development of the Test Inhaler or in PARI’s normal course of business.

8.3 Payment of Subcontractors

PARI shall be solely responsible for paying any subcontractors hired by PARI in accordance with this Article 8. Such expense of PARI shall be reimbursable by ABARIS in accordance with the terms and conditions of Articles 2 and 3 of this Agreement.

8.4 Enforcement of Subcontracts

PARI shall be responsible for enforcing its rights against any subcontractor hired by PARI in accordance with this Article 8.

Article 9 – Data

9.1 Ownership

9.1.1 ABARIS Ownership

Subject to Section 9.1.2 below, ABARIS shall own all Data which is generated by ABARIS and which results from the Development Activities (“ABARIS Post-Effective Date Data”).

9.1.2 PARI Ownership

PARI shall own all Data which is generated by PARI and which results from the Development Activities (“PARI Post-Effective Date Data”). PARI shall not use PARI Post-Effective Date Data that relates to the Drug Product, the specified Test Inhaler or the Inhaler which meets the Specifications or allow a third party to use such PARI Post Effective Date Data in a manner which competes, directly or indirectly, with ABARIS’ worldwide commercialization of any drug in the Field which includes an anesthetic within the same pharmacological family or category as lidocaine.

9.2 ABARIS’ Use of PARI Data for Development and Regulatory Activities

9.2.1 PARI Post-Effective Date Data

PARI hereby grants ABARIS the sublicensable and transferable right to possess, use, copy and modify the PARI Post-Effective Date Data that relates to the Drug Product, the Test Inhaler or the Inhaler for purposes of: (a) fulfilling ABARIS’ obligations and rights in the Field under this Agreement during the term of this Agreement; (b) pursuing regulatory approval of the Existing Formulation, Novel Formulation and Drug Products; and (c) generally commercializing drug products. PARI shall not grant such right to any third party for such purposes during the term of this Agreement, except that PARI may grant such right to third parties for purposes of fulfilling its obligations under this Agreement.

9.2.2 PARI Pre-Effective Date Data

PARI hereby grants ABARIS the right to possess, use, copy and modify the PARI Pre-Effective Date Data that relates to the Drug Product, the specified Test Inhaler or the Inhaler which meets the Specifications for purposes of: (a) fulfilling ABARIS’ obligations and rights in the Field under this Agreement during the term of this Agreement; (b) pursuing regulatory approval of the Existing Formulation, Novel Formulation and Drug Products; and (c) generally commercializing the Drug Products. Such right shall not be sublicensable or transferable without PARI’s prior written consent. PARI shall not grant such right to any third party for such purposes during the term of this Agreement, except that PARI may grant such right to third parties for purposes of fulfilling its obligations under this Agreement.

9.3 PARI’s Use of ABARIS Data for Purposes of Agreement

ABARIS hereby grants PARI the right to possess, use, copy and modify the ABARIS Post-Effective Date Data and ABARIS Pre-Effective Date Data solely for purposes of fulfilling PARI’s obligations under this Agreement during the term of this Agreement. ABARIS Pre-Effective Date Data shall mean all Data which is owned or licensable by ABARIS prior to the Effective Date. PARI shall not have the right to transfer such right or grant such right to any third party without ABARIS’ prior written consent.

9.4 Return of PARI Data Upon Termination of Agreement

9.4.1 ABARIS’ Return of Data

Upon the termination of this Agreement: (a) ABARIS’ rights under this Article 9 to use the PARI Data shall automatically terminate; and (b) ABARIS shall return all of such PARI Data to PARI, provided that ABARIS may retain one copy of such PARI Data for legal archival purposes or for the purpose of supporting any of ABARIS’ Regulatory Applications or Regulatory Approvals.

9.4.2 PARI’s Return of Data

Upon the termination of this Agreement: (a) PARI’s rights under this Article 9 to use the ABARIS Data shall automatically terminate; and (b) PARI shall return all of such ABARIS Data to ABARIS, provided that PARI may retain one copy of such ABARIS Data for legal archival purposes or for the purpose of supporting any of PARI’s Regulatory Applications or Regulatory Approvals.

9.5 Exception

Notwithstanding Section 9.4.1 above, in the event the Sole License provided in Section 14.3 below becomes effective, ABARIS shall have a [*]. Any such manufacture or use of the Inhalers shall be subject to the terms and conditions of Section 14.3 below.

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Article 10 – Regulatory Activities

10.1 No Guarantee of Approval from ABARIS

ABARIS makes no representation or warranty that it or any of its Affiliates or Sublicensees will obtain regulatory approval for the Existing Formulation, Novel Formulation or Drug Products in any country in the Territory.

10.2 No Guarantee of Approval from PARI

PARI makes no representation or warranty that it or any of its Affiliates or Sublicensees will obtain regulatory approval for the Test Inhaler or Inhaler in any country in the Territory.

10.3 No Liability for Lack of Regulatory Approval

Neither Party shall be liable to the other Party for any damages or other compensation if such Party does not obtain regulatory approvals, provided that such failure is not the result of a material breach of under this Agreement.

10.4 Cooperation

PARI shall cooperate with ABARIS in ABARIS’ efforts to pursue regulatory approval of the Existing Formulation, Novel Formulation and Drug Products. ABARIS shall cooperate with PARI in PARI’s efforts to pursue regulatory approval of the Test Inhaler and Inhaler. In each case, such cooperation shall include, without limitation, allowing a Party, at no charge, to reference the cooperating Party’s own regulatory filings or incorporate sections of the cooperating Party’s regulatory filings with such Party’s regulatory filings.

10.5 Reimbursement for Cooperation

In each case, the Party requesting cooperation under Section 10.4 shall reimburse the cooperating Party for such work at the then applicable Scientific Labor Rate or Clerical Labor Rate for direct costs incurred by the cooperating Party. Such reimbursement shall not count towards any Development Activity reimbursement payments provided in Article 2 or 3 of this Agreement.

10.6 Foreign Device Filings In Regulatory Pursuit Countries

10.6.1 Test Inhaler

In accordance with a schedule reasonably agreed upon by the Parties, PARI shall prepare and make submissions as are necessary to complete a 510(k) Submission foreign equivalent in each of the Regulatory Pursuit Countries for the general use of the Test Inhaler, and specifically for the delivery of liquids containing drug molecules. PARI shall notify ABARIS in writing promptly after PARI receives an approval or other response to such applications. PARI shall bear all expenses related to filing such applications and pursuing regulatory approval of such applications. PARI shall use commercially reasonable efforts to pursue regulatory approval of such applications.

10.6.2 Inhaler If Different From Test Inhaler

In the event that PARI modifies the Test Inhaler so as to develop the Inhaler pursuant to Section 2.10.1, upon ABARIS’ request, PARI shall prepare and make submissions as are necessary to complete a 510(k) Submission foreign equivalent in each of the Regulatory Pursuit Countries for the general use of such Inhaler, and specifically for the delivery of liquids containing drug molecules. PARI shall make such submissions in accordance with a schedule reasonably agreed upon by the Parties. ABARIS shall reimburse PARI for its costs directly related to the preparation and filing of such submissions. Such reimbursement shall not be subject to the limits provided in Section 2.21 above, and such reimbursement shall not be deemed as reimbursement payments from ABARIS under Section 2.21 above. PARI shall use commercially reasonable efforts to pursue regulatory approval of such submissions.

10.7 Filing of European Dossier for Device

10.7.1 Test Inhaler

In accordance with a schedule reasonably agreed upon by the Parties, PARI shall prepare and make submissions as are necessary to complete and file a European Dossier which meets the requirements for validation under the EMEA’s validation process for the general use of the Test Inhaler, and specifically for the delivery of liquids containing drug molecules. PARI shall notify ABARIS in writing promptly after PARI receives an approval or other response to the European Dossier. PARI shall bear all expenses related to filing the European Dossier and pursuing regulatory approval of the European Dossier. PARI shall use commercially reasonable efforts to pursue regulatory approval of the European Dossier.

10.7.2 Inhaler If Different From Test Inhaler

In the event that PARI modifies the Test Inhaler so as to develop the Inhaler pursuant to Section 2.10.1, upon ABARIS’ request and in accordance with a schedule reasonably agreed upon by the Parties, PARI shall file a European Dossier for such Inhaler which meets the requirements for validation under the EMEA’s validation process. ABARIS shall reimburse PARI for its costs directly related to the preparation and filing of the European Dossier. Such reimbursement shall not be subject to the limits provided in Section 2.21 above, and such reimbursement shall not be deemed as reimbursement payments from ABARIS under Section 2.21 above. PARI shall use commercially reasonable efforts to pursue regulatory approval of the European Dossier.

Article 11 – Support Development Activities

11.1 Support Development Activities

During the term of this Agreement, ABARIS may request that PARI conduct certain services in support of ABARIS’ development and commercial endeavors, including, without limitation, drug product packaging development, product testing, and such other services as ABARIS may reasonably request. Upon such request, the Parties shall negotiate in good faith mutually acceptable terms on PARI’s service obligations and ABARIS’ payment obligations, all as set forth in a Support Service Order, executed by the Parties. The Parties shall perform pursuant to their obligations in the Support Service Order. PARI’s expenses in performing services under the Support Service Order shall not be included in any Approved Budget. For clarity, ABARIS’ payment or reimbursement of PARI for its service expenses under this Article 11 shall be governed by the Support Service Order, and not any payment term or condition of Article 2 or 3 of this Agreement.

Article 12 – Expense Computation, Expense Reporting and Method of Payment

12.1 Changes In Labor Rates

12.1.1 Scientific Labor Rate

The Parties acknowledge that, in their performance of their activities under this Agreement, certain activities will involve scientific labor, including, without limitation, patent research, management of patent work, project management, project supervisory work and business development work. To the extent that the costs of such scientific labor are reimbursable under this Agreement, such costs shall be reimbursable at a rate of [*] from the Effective Date through the end of the 2003 calendar year and for any Development Activities conducted prior to the Effective Date (“Scientific Labor Rate”). The Scientific Labor Rate shall be increased by [*] each calendar year following such time period as set forth in Section 1.10.

12.1.2 Clerical Labor Rate

The Parties acknowledge that, in their performance of their activities under this Agreement, certain activities will involve clerical labor, which is not performed by a scientist, including, without limitation, administrative services. To the extent that the costs of such clerical labor are reimbursable under this Agreement, such costs shall be reimbursable at a rate of [*] from the Effective Date through the end of the 2003 calendar year and for any Development Activities conducted prior to the Effective Date (“Clerical Labor Rate”). The Clerical Labor Rate shall be increased by [*] each calendar year following such time period as set forth in Section 1.10.

12.2. Adjustment of Approved Budgets for Labor Rate Increases

Each time the Scientific Labor Rate and the Clerical Labor Rate increases pursuant to Section 12.1.1 or 12.1.2 above, PARI shall have the right to allocate such increases to its Development Activity expenses to determine an increase adjustment for each of the Approved Budgets at which time such adjustments shall amend the Approved Budgets.

12.3 Invoicing

PARI shall submit monthly invoices to ABARIS for the amounts owed by ABARIS for the Development Activities performed by PARI rendered in the preceding month. Subject to the reimbursement limits and conditions of Articles 2 and 3 and the other terms and conditions of this Agreement, ABARIS shall make payments to PARI against each invoice within thirty (30) calendar days of receipt of such invoice, and ABARIS shall make such payments by wire transfer in accordance with Section 12.4 below. The Parties shall attempt to resolve all disputes regarding invoices through the procedures set forth in Article 24 of this Agreement. Each invoice shall at a minimum contain the following information:

(a) a description of the Development Activities conducted during such month;

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(b) an itemized hourly breakdown of the time devoted on such itemized Development Activities;

(c) upon ABARIS’ reasonable request, the invoice shall include identification of each individual who performed part of such Development Activities, the particular Development Activities which each such individual performed and an hourly breakdown of the time devoted by each such individual in conducting such Development Activities;

(d) a statement of any charges for Inhalers in accordance with Section 2.21 or Section 3.12, as applicable; and

(e) any other information reasonably requested by ABARIS.

12.4 Method of Payment to PARI

12.4.1 Wire Transfer

All payments due to PARI under this Agreement shall be made in United States dollars by wire transfer to the bank, [*].

12.4.2 Fluctuations in Currency Exchange Rates

The Parties acknowledge that this Agreement expressly sets forth specific monetary amounts in U.S. Dollars for: (a) milestone payments provided in Section 2.17 above; and (b) feasibility assessment payments and milestone payments provided in Section 3.10 above. The Parties further acknowledge that such payments may be due in different months during the term of this Agreement. For the month during which each such payment is due, the Parties shall calculate the monthly average equivalent of the U.S. Dollar to the Euro by summing the U.S. Dollar equivalent for all of the days in such month and dividing such sum by the total number of days in such month. If such monthly average U.S. equivalent is less than [*], the Parties shall negotiate in good faith a mutually acceptable adjustment to such payment to reflect the difference in exchange rates between the U.S. Dollar and the Euro. ABARIS shall make such adjusted payment to PARI subject to the terms and conditions of this Agreement. The Parties shall use the exchange rates published in the New York Times to perform such calculation.

12.5 Interest for Late Payments to PARI

Subject to the terms and conditions of this Agreement, ABARIS shall pay interest on all undisputed amounts which are more than thirty (30) calendar days past due to PARI under this Agreement at a rate of interest equal to the lesser of [*] per month or the maximum permissible legal rate.

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12.6 Royalty Reports

Beginning with the first royalty payment due to PARI under Article 2 or Article 3 of this Agreement, ABARIS shall provide PARI with quarterly written royalty reports applicable to such royalty payments, within sixty (60) business days from the last day of each calendar quarter during the term of the Agreement. Each report shall include a summary of the Net Sales of the Drug Product during the previous calendar quarter on which a Royalty is payable and such other financial information as PARI may reasonably request. Sales made in currencies other than United States Dollars shall be converted to United States Dollars on the basis of the average exchange rate for the calendar quarter in which such Sales were made. Such calendar average exchange rate shall be calculated by averaging the average monthly exchange rates for the months in such calendar, based on the average monthly exchange rates published by the United States Federal Reserve Board, available as of the Effective Date at www.federalreserve.gov/releases/.

12.7 Payment of Royalty

12.7.1 Quarterly Payments

Subject to the terms and conditions of this Agreement, ABARIS shall pay to PARI the Royalty owed by ABARIS under Articles 2 and 3 during each calendar quarter of the Royalty Period within sixty (60) business days from the last day of such calendar quarter.

12.7.2 Patent Exhaustion

Upon payment of a Royalty for any Net Sale of a Drug Product, the royalty obligation under this Agreement with respect to that Drug Product shall be deemed exhausted.

12.7.3 No Multiple Payment for Multiple Patent Claims

ABARIS’ obligation to pay Royalties to PARI under this Agreement is imposed only once with respect to any Sale of the Drug Product, regardless of the number of claims or patents PARI owns, controls, licenses or obtains covering the Drug Product or the manufacture or use of the Drug Product.

12.7.4 Single Payment Upon Resale

ABARIS shall not owe any Royalty to PARI under this Agreement on Net Sales of the Drug Product among ABARIS, its Affiliates and Sublicensees, so long as such Drug Product is then resold to third parties within one (1) year and, in such instances, the obligation to pay such Royalties arises only upon the sooner to occur of: (i) the expiration of such period of time; or (b) the resale of such Drug Product by ABARIS, its Affiliates or Sublicensees, as applicable to the third parties, including third-party distributors that are not Sublicensees as defined in this Agreement.

12.8 Reduction of Royalties

12.8.1 Blocking Patents

In the event that: (a) changes to the design or function of the Inhaler are Necessary (defined below); or (b) due to any design or function of the Inhaler, it is Necessary for ABARIS, its Affiliates or Sublicensees to obtain a license and pay a royalty under such license to a third party under any patent or other proprietary interest of such third party in order to fully exercise the licenses granted to ABARIS and its Affiliates in this Agreement, ABARIS’ obligations to pay Royalties to PARI on Net Sales in that country shall be reduced by [*] of the amount of the cost to ABARIS, its Affiliates and Sublicensees of such changes or the royalties paid or payable to such third party, only to the extent PARI has not already paid ABARIS pursuant to PARI’s indemnification obligations under Section 21.1 of this Agreement. Notwithstanding the foregoing, ABARIS’ obligation to pay the Royalty shall not be reduced by more than [*]. It shall be considered “Necessary” to make changes or obtain a license if so ordered in a non-appealable decision by a court of competent jurisdiction in such country or if ABARIS, any Affiliate of ABARIS or any Sublicensee obtains a written opinion from two qualified mutually agreed upon independent patent counsels in such country that the Inhaler or use thereof for delivery of the Drug Product infringes upon such third party’s patent rights.

12.8.2 Compulsory License

If a third party obtains, by non-appealable order, decree or grant from a court or other regulatory authority of competent jurisdiction in any country in the Territory, a compulsory license under the PARI Licensed Intellectual Property which includes subject matter related to the Test Inhaler or the Inhaler, authorizing such third party to make, have made, use, import, export, offer for sale or sell the Inhaler alone or in combination with the Drug Product in such country, PARI shall give prompt written notice to ABARIS. During the effective period of such compulsory license, ABARIS’ obligations to pay Royalties with respect to Net Sales of the Drug Product in such country under this Agreement shall be reduced by [*] If, for any other reason or under any other circumstances, the exclusive license granted to ABARIS under Section 2.23 of this Agreement becomes or is deemed a nonexclusive license in a country in the Territory, the Royalty owed by ABARIS to PARI for Net Sales of the Drug Product in such country shall be reduced by [*].

12.8.3 Discount on Inhaler Price

In the event that the royalty owed to PARI by ABARIS is reduced pursuant to Section 12.8.1 or 12.8.3, [*] of the [*] charged to ABARIS, its Affiliates or Sublicensees for the supply of the Inhalers pursuant to Section 13.3 of this Agreement.

12.9 ABARIS’ Books and Records and Inspection

ABARIS shall keep full, true and accurate books and records, which account for ABARIS’ Net Sales of the Drug Product in the Territory and the related Royalties due to PARI. PARI, at its own expense, shall have the right during normal business hours on thirty (30) calendar days’ prior written notice to ABARIS and not more than once in any calendar year to have a nationally recognized independent public accounting firm selected by PARI

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examine the relevant books and records of ABARIS for the purpose of verifying the Royalty payments due to PARI under this Agreement. Such accounting firm shall not work on a contingency fee basis, shall execute and deliver to ABARIS a standard confidentiality agreement and shall not disclose to PARI any information relating to ABARIS’ business, except whether ABARIS’ Royalty reports are correct or incorrect, and if incorrect, the specific details concerning any discrepancies and the amounts of the Royalty due to PARI under this Agreement. If such examination reveals a discrepancy, ABARIS shall pay to PARI any additional Royalty owed to PARI, along with audit fees if the discrepancy is greater than [*] or PARI shall refund to ABARIS any excess Royalty payments made by ABARIS, as appropriate.

12.10 PARI’s Books and Records and Inspection

PARI shall keep full, true and accurate books and records which account for the Development Activities rendered by PARI and which account for the payments due to PARI for the Development Activities pursuant to Articles 2 and 3 of this Agreement. ABARIS, at its own expense, shall have the right during normal business hours on thirty (30) calendar days’ prior written notice to PARI and not more than once in any calendar year to have a nationally recognized independent public accounting firm selected by ABARIS and acceptable to PARI examine the relevant books and records of PARI for the purpose of verifying the payments under Articles 2 and 3 of this Agreement. Such accounting firm shall not work on a contingency fee basis, shall execute and deliver to PARI a standard confidentiality agreement and shall not disclose to ABARIS any information relating to PARI’s business, except whether PARI’s invoices are correct or incorrect, and if incorrect, the specific details concerning any discrepancies and the amounts of the payment due under Articles 2 and 3 of this Agreement. If such examination reveals a discrepancy, ABARIS shall pay to PARI any additional amount owed to PARI, along with audit fees if the discrepancy is greater than [*] or PARI shall refund to ABARIS any excess payments made by ABARIS, as appropriate.

12.11 Work Outside Scope of Agreement

Notwithstanding anything in this Agreement to the contrary, the Parties agree that any additional work demanded by ABARIS in the course of the Agreement not mutually agreed upon in this Agreement shall not be deemed limited by any Approved Budget and shall be invoiced to ABARIS on an hourly basis at the Clerical Labor Rate or the Scientific Labor Rate, as may be appropriate.

Article 13 – Commercialization

13.1 Program A Commercialization Strategy

13.1.1 Existing Formulation and Related Inhaler

In the event that ABARIS conducts a Phase III Clinical Study related to the Existing Formulation of the Drug Product, the Parties shall discuss and develop a written Program A Commercialization Strategy for the commercialization of the Drug Product made using the Existing Formulation and the Inhaler adapted to deliver such Drug Product.

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13.1.2 Options of Program A Commercialization Strategy

The Parties shall not implement the Program A Commercialization Strategy until ABARIS determines that the results of the Phase III Clinical Study related to the Existing Formulation are positive. Upon initiation of the Phase III Clinical Study, the Parties shall meet to discuss the Program A Commercialization Strategy and to begin negotiating the terms of the Program A Commercial Supply Agreement. As part of each such discussions and negotiations, ABARIS and PARI shall determine whether the Program A Commercialization Strategy will include:

(a) an agreement wherein PARI supplies to ABARIS a supply of Inhalers adapted to deliver Drug Product made using the Existing Formulation, and ABARIS: (ii) independently sells such Inhalers, in combination with such Drug Products or apart from such Drug Products; or (ii) provides such Inhalers to patients at a reduced price in combination with such Drug Products; (“Program A Supply Agreement”); or

(b) PARI independently sells such Inhalers apart from such Drug Products, and ABARIS independently sells such Drug Products apart from such Inhalers (“Program A Independent Arrangement”); or

(c) another arrangement agreed upon by the Parties related to such Inhalers and such Drug Products.

13.1.3 Program A Supply Agreement – Minimum Terms

Unless the Parties agree in writing otherwise, the Program A Supply Agreement, if any, will include, at a minimum, the Program A Supply Terms.

13.1.4 Program A Independent Arrangement – Minimum Terms

Unless the Parties agree in writing otherwise, the Program A Independent Arrangement, if any, will include, at a minimum, the terms provided in this Section 13.1.4. The Parties shall use commercially reasonable efforts to work together to maximize the sales of the Drug Products made using the Existing Formulation and the Inhalers adapted to deliver such Drug Products. In the event that a Party desires to continue the Program A Independent Arrangement while promoting such Drug Product and such Inhaler together, such Party may so notify the other Party in writing. The Parties will then negotiate in good faith an agreement involving the creation, authorization or license of certain trademarks and trade dress consistent with mutually acceptable marketing themes, slogans, product use directions, coloring themes and advertising campaigns.

13.2 Program B Commercialization Strategy

13.2.1 Novel Formulation and Related Inhaler

In the event that ABARIS conducts a Phase III Clinical Study related to the Novel Formulation of the Drug Product, the Parties shall discuss and develop a written Program B Commercialization Strategy for the commercialization of the Drug Product made using the Novel Formulation and the Inhaler adapted to deliver such Drug Product.

13.2.2 Options of Program B Commercialization Strategy

The Parties shall not implement the Program B Commercialization Strategy until ABARIS determines that the results of the Phase III Clinical Study related to the Novel Formulation are positive. Upon initiation of the Phase III Clinical Study, the Parties shall meet to discuss the Program B Commercialization Strategy and to begin negotiating the terms of the Program B Commercial Supply Agreement. As part of each such discussions and negotiations, ABARIS and PARI shall determine whether the Program B Commercialization Strategy will include:

(a) an agreement wherein PARI supplies to ABARIS a supply of Inhalers adapted to deliver Drug Product made using the Novel Formulation, and ABARIS: (ii) independently sells such Inhalers, in combination with such Drug Products or apart from such Drug Products; or (ii) provides such Inhalers to patients at a reduced price in combination with such Drug Products; (“Program B Supply Agreement”); or

(b) PARI independently sells such Inhalers apart from such Drug Products, and ABARIS independently sells such Drug Products apart from such Inhalers (“Program B Independent Arrangement”); or

(c) another arrangement agreed upon by the Parties related to such Inhalers and such Drug Products.

13.2.3 Program B Supply Agreement – Minimum Terms

Unless the Parties agree in writing otherwise, the Program B Supply Agreement, if any, will include, at a minimum, the Program B Supply Terms.

13.2.4 Program B Independent Arrangement – Minimum Terms

Unless the Parties agree in writing otherwise, the Program B Independent Arrangement, if any, will include, at a minimum, the terms provided in this Section 13.2.4. The Parties shall use commercially reasonable efforts to maximize the sale of the Drug Products made using the Novel Formulation and the Inhalers adapted to deliver such Drug Products. In the event that a Party desires to continue the Program B Independent Arrangement while promoting such Drug Product and such Inhaler together, such Party may so notify the other Party in writing. The Parties will then negotiate in good faith an agreement involving the creation, authorization or license of certain trademarks and trade dress consistent with mutually acceptable marketing themes, slogans, product use directions, coloring themes and advertising campaigns.

13.3 Volume of Inhaler Orders for Program A and Program B

Subject to the Program A Commercialization Strategy and the Program B Commercialization Strategy, PARI will sell to ABARIS, its Affiliates, its Sublicensees, its designees or other parties: (a) Inhalers adapted to deliver Drug Product made using the Existing Formulation; and/or (b) Inhalers adapted to deliver Drug Product made using the Novel Formulation. PARI shall sell such Inhalers to ABARIS, its Affiliates, its Sublicensees, its designees or other parties at the Program A Invoice Price per Inhaler.

13.3.1 ABARIS’ Obligation

The Parties acknowledge the possibility that PARI might receive less than [*] orders for Inhalers from ABARIS, its Affiliates, its Sublicensees, its designees or other parties during each of the time periods set forth below in this Section 13.3.1 (“Time Period(s)”). The term “Unordered Inhalers” shall mean the quantity of Inhalers less than [*] for which PARI did not receive an order during each such Time Period. For the Unordered Inhalers, if any, ABARIS shall: (i) make the payments to PARI set forth below in this Section 13.3.1; or, at its option, (ii) make the purchases set forth below in this Section 13.3.1. ABARIS shall have the right to make such payments for a portion of the Unordered Inhalers while making such purchases for the remaining portion of the Unordered Inhalers.

	Time Period	Payment	Purchase

1st	The time period: (a) beginning on the earlier of: (i) the first anniversary of the beginning of the Program A Royalty Period; or (ii) the first anniversary of the beginning of the Program B Royalty Period; and (b) ending one year after such date.	An amount calculated by multiplying [*] by the quantity of Unordered Inhalers corresponding to the 1st Time Period, provided that such amount shall not exceed [*]	A purchase of the Unordered Inhalers corresponding to the 1st Time Period at the Program A Invoice Price

2nd	The time period beginning on the expiration of the 1st Time Period and ending one year thereafter.	An amount calculated by multiplying [*] by the quantity of Unordered Inhalers corresponding to the 2nd Time Period, provided that such amount shall not exceed [*]	A purchase of the Program A Unordered Inhalers corresponding to the 2nd Time Period at the Program A Invoice Price.

3rd	The time period beginning on the expiration of the 2nd Time Period and ending one year thereafter.	An amount calculated by multiplying [*] by the quantity of Unordered Inhalers corresponding to the 3rd Time Period, provided that such amount shall not exceed [*]	A purchase of the Unordered Inhalers corresponding to the 3rd Time Period at the Program A Invoice Price.

4th	The time period beginning on the expiration of the 3rd Time Period and ending one year thereafter.	An amount calculated by multiplying [*] by the quantity of Unordered Inhalers corresponding to the 4th Time Period, provided that such amount shall not exceed [*]	A purchase of the Unordered Inhalers corresponding to the 4th Time Period at the Program A Invoice Price.

5th	The time period beginning on the expiration of the 4th Time Period and ending one year thereafter.	An amount calculated by multiplying [*] by the quantity of Unordered Inhalers corresponding to the 5th Time Period, provided that such amount shall not exceed [*]	A purchase of the Unordered Inhalers corresponding to the 5th Time Period at the Program A Invoice Price.

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13.3.2 Limitations on ABARIS’ Obligation

The obligation of ABARIS under Section 13.3 shall: (i) be subject to PARI’s ability to fill the orders for the Inhalers placed under Section 13.3; and (ii) terminate on the expiration of the 5th Time Period.

13.4 PARI’s Manufacturing Facilities

PARI represents that, prior to the date that the Drug Product is commercialized, PARI shall own or operate a backup manufacturing facility in Germany or has an exclusive arrangement with a third party for manufacturing: (a) critical components of PARI’s inhalation devices, or (b) PARI’s inhalation devices. At the time that the Parties meet to discuss and negotiation the Program A Commercialization Strategy and the Program B Commercialization Strategy as set forth in Sections 13.1.2 and 13.2.2, the Parties will also discuss and agree upon backup manufacturing contingency plans.

Article 14 – Alternative Supply of Inhalers

14.1 PARI Changes

14.1.1 Changes

Whether during a Program A Independent Arrangement or Program B Independent Arrangement or under a Program A Supply Agreement or Program B Supply Agreement, the Parties acknowledge the possibility that one or more of the following events may occur:

(a) PARI undergoes a [*];

(b) PARI [*]; or

(c) as a result of a [*] after the delivery date specified in ABARIS’, its Affiliates or Sublicensees’ purchase order.

14.1.2 Notice

PARI shall promptly notify ABARIS in writing upon the occurrence of any of the events set forth in Section 14.1.1.

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14.2 PARI Circumstances

14.2.1 Circumstances

Whether during a Program A Independent Arrangement or Program B Independent Arrangement or under a Program A Supply Agreement or Program B Supply Agreement, the Parties acknowledge the possibility that one or more of the following events may occur:

(a) as a result of [*], PARI fails to supply the Inhalers ordered by ABARIS, its Affiliates or Sublicensees or third parties for a period of more than [*] after the delivery date specified in ABARIS’, its Affiliates’ or Sublicensees’ or third parties purchase order;

(b) PARI becomes [*], its Affiliates or Sublicensees for a period of more than [*] after the delivery date specified in ABARIS’, its Affiliates or Sublicensees or third parties purchase order through no fault of ABARIS and where no Adverse Event has been reported;

(c) as the result of a [*] made by PARI and [*], PARI fails to supply the Inhalers ordered by ABARIS, its Affiliates or Sublicensees or third parties for a period of more than [*] after the delivery date specified in ABARIS’, its Affiliates’ or Sublicensees’ or third parties purchase order;

(d) as the result of a [*], PARI fails to supply the Inhalers ordered by ABARIS, its Affiliates or Sublicensees for a period of more than [*] after the delivery date specified in ABARIS’, its Affiliates’ or Sublicensees’ or third parties purchase order; or

(e) after the Program A Royalty Period or Program B Royalty Period begins, whichever occurs first, PARI fails to [*] where: (i) the Inhalers are separately manufactured; or (ii) different critical components of the Inhalers are manufactured.

14.2.2 Cure Period

PARI shall promptly notify ABARIS in writing upon the occurrence of any of the events set forth in Section 14.2.1 above. Upon the occurrence of any such events, ABARIS may notify PARI in writing of such occurrence (“ABARIS’ Notice”). Within thirty (30) calendar days after PARI’s receipt of ABARIS’ Notice, PARI shall submit to ABARIS a written response (“PARI’s Response”). ABARIS’ Notice and PARI’s Response shall each include a statement regarding the lack of Inhaler supply, each Party’s position and any proposed solutions. Within sixty (60) days after ABARIS’ Notice, the designated senior executives, officers or management of PARI and ABARIS shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the lack of Inhaler supply problem. During such meetings, the Parties shall, in good faith, negotiate any Inhaler price reductions or discounts to compensate ABARIS, its Affiliates or Sublicensees for PARI’s temporary failure to supply Inhalers. The rights of PARI under this Section 14.2.2 shall not in any way affect, limit or waive ABARIS’ right to terminate this Agreement under Section 25.2 for PARI’s breach.

14.3 Sole License

14.3.1 Grant

Effective upon the Sole License Event (defined below), subject to the terms and conditions of this Agreement, PARI hereby grants (and agrees to further grant)

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ABARIS a sole license, under the PARI Licensed Intellectual Property, to make, use, import, export, offer for sale and sell the Inhalers in the Field in the Territory. Except to the extent not permitted by the Third Party License Agreement, such sole license shall be sublicensable and shall include the right to have Inhalers made in the Field in the Territory. PARI shall not grant such license to any third party. PARI and its Affiliates shall retain the right to make, have made, use, import, export, offer for sale and sell the Inhalers. Such sole license shall survive the termination of this Agreement. Such sole license shall include a reasonable royalty obligation on ABARIS, subject to good faith negotiation between PARI and ABARIS. If, after the Sole License Event, PARI regains its ability to supply Inhalers to ABARIS, upon PARI’s request, the Parties shall negotiate in good faith an arrangement in which PARI supplies Inhalers to ABARIS.

14.3.2 Sole License Event

The term, “Sole License Event” means the earlier of: (a) the occurrence of any of the events set forth in Section 14.1.1. above; or (b) PARI’s [*] ordered by ABARIS despite [*] above after the expiration of [*] after [*].

14.4	Agreement with ABARIS’ Contractor

Upon ABARIS’ request following the occurrence of the Sole License Event, subject to the terms and conditions of this Agreement, PARI shall negotiate in good faith a written agreement with a contractor designated by ABARIS (“Designee”). ABARIS shall have the right to participate in such negotiation. Such agreement shall include: (i) a grant of a sole license from PARI to the Designee, under PARI’s rights under the Third Party License Agreement, to make, repair and develop the Inhalers in the Field in the Territory for delivery to ABARIS; and (ii) a provision which provides that such sole license to such Designee shall survive the termination of such agreement. PARI shall not grant such license to any party other than the Designee. PARI and its Affiliates shall retain the right to make, repair and develop the Inhalers.

Article 15 – Vesting of Intellectual Property and Data In Owner

15.1	Vesting of Intellectual Property and Data In Owner

Each Party hereby assigns to the other Party (and agrees to further assign to the other Party) any and all right, title and interest in the Intellectual Property and/or Data in order to fully vest ownership of such Intellectual Property and/or Data in the appropriate owner where a transfer of ownership is required by Sections 2.21, [*] or 9.1 of this Agreement. The Parties shall each cooperate with one another in the other Party’s efforts to perfect, protect and fully enjoy such Intellectual Property owned by such other Party pursuant to this Article, including, but limited to, executing assignment documents, inventor’s oaths, declarations and affidavits.

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Article 16 – Pursuit of Patent Protection

16.1	PARI Licensed Intellectual Property

During the term of this Agreement, PARI shall use commercially reasonable efforts to pursue patent protection for the PARI Licensed Intellectual Property, which includes subject matter related to the Test Inhaler or the Inhaler at its own expense at least in the Patent Pursuit Countries, including, without limitation, undertaking the preparation, filing, prosecution and maintenance of patent applications and patents and paying all prosecution costs, issue fees, maintenance fees and annuities in countries where the applications and patents are filed. PARI may select the legal counsel to represent it in these matters. PARI shall promptly notify ABARIS in writing of the filing or issuance of any applications or patents within the PARI Licensed Intellectual Property, which includes subject matter related to the Test Inhaler or the Inhaler.

16.2	ABARIS’ Option to Prosecute the PARI Licensed Intellectual Property

PARI shall keep ABARIS reasonably informed regarding the preparation, filing and prosecution of all patent applications and patents in the PARI Licensed Intellectual Property, which includes subject matter related to the Test Inhaler or the Inhaler. If PARI elects not to prepare, file, prosecute or maintain certain of such patent applications or patents within the PARI Licensed Intellectual Property, which includes subject matter related to the Test Inhaler or the Inhaler, in one or more countries in the Territory not included in the Patent Pursuit Countries, PARI shall give ABARIS written notice thereof within a reasonable period, not less than thirty (30) calendar days, prior to allowing such patent applications or patents to lapse or become abandoned or unenforceable, and ABARIS shall thereafter have the right, at ABARIS’ sole expense and discretion, to prepare, file, prosecute, and maintain such patent applications or patents in the name of PARI in such countries.

16.3	ABARIS Intellectual Property

During the term of this Agreement, ABARIS shall use commercially reasonable efforts to pursue patent protection for the ABARIS Intellectual Property which include subject matter related to the Novel Formulation at its own expense at least in the Patent Pursuit Countries, including, without limitation, undertaking the preparation, filing, prosecution and maintenance of patent applications and patents and paying all prosecution costs, issue fees, maintenance fees and annuities in countries where the applications and patents are filed. ABARIS may select the legal counsel to represent it in these matters subject to PARI’s approval, which will not be unreasonably withheld or delayed. ABARIS shall promptly notify PARI in writing of the filing or issuance of any applications or patents within the ABARIS Intellectual Property which include subject matter related to the Novel Formulation.

16.4	Extension of Licensed Patent Term

Upon the reasonable request of either Party, the other Party shall execute and file: (a) any appropriate application to extend the term of: (i) any patent within the PARI Licensed Intellectual Property, which includes subject matter related to the Test Inhaler or the Inhaler; or (ii) any patent within the ABARIS Intellectual Property which includes subject matter related to the Novel Formulation; and (b) any other document related to such application for extension.

16.5 Patent Marking

16.5.1 Marking by ABARIS

PARI shall use reasonable commercial efforts to provide ABARIS with written notice of the patent number and country of each of the patents in the PARI Licensed Intellectual Property which include subject matter related to the Test Inhaler or the Inhaler, when issued, by providing suitable written notice. ABARIS shall use commercially reasonable efforts to place, in a conspicuous location on the Inhaler, Drug Product or its packaging distributed by ABARIS, its Affiliates or Sublicensees, a patent notice in accordance with and when required by the applicable laws of the country in which such Inhaler or Drug Product is sold and in which there is a Valid Claim of a patent in the PARI Licensed Intellectual Property covering such Inhaler or use of the Inhaler with the Drug Product.

16.5.2 Marking by PARI

ABARIS shall use commercially reasonable efforts to provide PARI with written notice of the patent number and country of each of the patents in the ABARIS Intellectual Property which include subject matter related to the Novel Formulation, when issued, by providing suitable written notice. PARI shall use commercially reasonable efforts to place, in a conspicuous location on the Inhaler or its packaging distributed by PARI or its Affiliates, a patent notice in accordance with and when required by the applicable laws of the country in which such Inhaler is sold and in which there is a Valid Claim of a patent in the ABARIS Intellectual Property covering the use of the Drug Product in the Inhaler.

Article 17 – Enforcement of Intellectual Property

17.1 Notice of Infringement

If, during the term of this Agreement, either Party becomes aware of any third party infringement, misappropriation, threatened infringement or suspected infringement of any patent within the PARI Licensed Intellectual Property or the ABARIS Intellectual Property in the Territory in the Field, the Party having such knowledge shall promptly give written notice to the other Party thereof, with all reasonably available details.

17.2 ABARIS’ Right to Prosecute Infringements – Drug Product

ABARIS, at ABARIS’ expense and discretion, shall have the first right, but not the obligation, to take action in its own name, in the name of its Affiliates and its Sublicensees, and in the name of PARI, if necessary, to restrain any infringement, threatened infringement or suspected infringement in the Field of: (a) any of the ABARIS Intellectual Property, and (b) any of the PARI Licensed Intellectual Property which includes subject matter related to the Test Inhaler or Inhaler, where such infringement is related to the use or sale of the Existing Formulation, the Novel Formulation or the Drug Product made using either such formulation. Each Party at the other’s expense, shall reasonably cooperate with the requesting Party in any such action. PARI, at PARI’s option and expense, may actively participate as a party in any such action brought by ABARIS. Prior to the initiation of any such action, the Parties shall negotiate in good faith a written agreement regarding the allocation of any monetary recovery in connection with any such action or settlement. Any such recovery shall be distributed to the Parties in accordance with such agreement.

17.3	PARI’s Right to Prosecute Infringements – Inhaler

PARI, at PARI’s expense and discretion, shall have the first right, but not the obligation, to take action in its own name, in the name of its Affiliates and its Sublicensees, and in the name of ABARIS, if necessary, to restrain any infringement, threatened infringement or suspected infringement in the Field of: (a) any of the PARI Licensed Intellectual Property, and (b) any of the ABARIS Intellectual Property (excluding any Intellectual Property licensed by ABARIS from Mayo), where such infringement is related to the use, sale or manufacture of the Inhaler. Each Party at the other’s expense, shall reasonably cooperate with the requesting Party in any such action. ABARIS, at ABARIS’ option and expense, may actively participate as a party in any such action brought by PARI. Prior to the initiation of any such action, the Parties shall negotiate in good faith a written agreement regarding the allocation of any monetary recovery in connection with any such action or settlement. Any such recovery shall be distributed to the Parties in accordance with such agreement.

17.4	ABARIS’ Option to Prosecute Infringements – Inhaler

If PARI does not file any such action to restrain any infringement, threatened infringement or suspected infringement described in Section 17.3 which relates to the Inhaler, within nine (9) months after the latter to occur of (a) PARI becoming aware of such infringement, threatened infringement or suspected infringement, or (b) receipt of ABARIS’ written request to PARI to do so, then ABARIS, at ABARIS’ expense, shall have the right, but not the obligation, to take action in its name, to restrain such infringement, threatened infringement or suspected infringement where such infringement relates to the sale or use of the combination of the Inhaler and the Existing Formulation, the Novel Formulation or the Drug Product made using either such formulation. PARI, at ABARIS’ expense shall reasonably cooperate with ABARIS in such action. PARI, at PARI’s option and expense, may actively participate as a party in such action. ABARIS shall have the sole and exclusive right to control prosecution of such action, and the right to settle and compromise such action or dispute without the consent of PARI. In the event any monetary recovery in connection with such infringement action is obtained, such recovery shall be applied in the following priority: first, to reimburse ABARIS for its expenses incurred in prosecuting such action; second, if PARI participates as a party in such action, to reimburse PARI for its expenses incurred in prosecution of such action not already reimbursed by ABARIS; third, to be shared by the proportion and up to the extent of any damages established in such action, including, but not limited to, lost profits or royalties; and fourth, the balance, if any, to be retained by ABARIS.

17.5	PARI’s Option to Prosecute Infringements – Novel Formulation

If ABARIS does not file any action to restrain any infringement, threatened infringement or suspected infringement described in Section 17.2 which relates to the Novel Formulation, within nine (9) months after the latter to occur of (a) ABARIS becoming aware of such infringement, threatened infringement or suspected infringement, or (b) receipt of PARI’s written request to ABARIS to do so, then PARI, at PARI’s expense, shall have the right, but not the obligation, to take action in its name, to restrain such infringement, threatened infringement or suspected infringement. ABARIS, at PARI’s expense shall reasonably cooperate with PARI in such action. ABARIS, at ABARIS’ option and expense, may actively participate as a party in such action. PARI shall have the sole and exclusive right to control prosecution of such action, and the right to settle and compromise such action or dispute without the consent of ABARIS. In the event any monetary recovery in connection with such infringement action is obtained, such recovery shall be applied in the following priority: first, to reimburse PARI for its expenses incurred in prosecuting such action; second, if ABARIS participates as a party in such action, to reimburse ABARIS for its expenses incurred in prosecution of such action not already reimbursed by PARI; third, to be shared by the proportion and up to the extent of any damages established in such action, including, but not limited to, lost profits or royalties; and fourth, the balance, if any, to be retained by PARI.

Article 18 – Defense of Drug Product and Inhaler

18.1	Defense Against Third Party Action Against ABARIS – Drug Product

If any patent infringement action is brought in a country in the Territory against ABARIS or Affiliates of ABARIS because of the actual or anticipated manufacture, use or sale of the Existing Formulation, Novel Formulation or Drug Product made using either or such formulations, ABARIS or Affiliates of ABARIS shall have the obligation to promptly defend against, negotiate and otherwise settle such infringement action. PARI shall, at ABARIS’ expense, cooperate with ABARIS and its Affiliates in all respects in the defense or settlement of such action and shall cause any of PARI’s employees and agents to give depositions and testify when requested by ABARIS or its Affiliates and make available to ABARIS or its Affiliates copies of any and all relevant records, papers, documents, information and specimens, if necessary under an appropriate protective order. ABARIS shall have the sole right to control the defense of such action, and the right to settle and compromise such action or dispute. ABARIS shall retain all recovery received pursuant to such action.

18.2	Defense Against Third Party Action Against PARI – Inhaler

If any patent infringement action is brought in a country in the Territory against PARI or Affiliates of PARI because of the actual or anticipated manufacture, use or sale of the Inhaler, PARI or Affiliates of PARI shall have the obligation to promptly defend against, negotiate and otherwise settle such infringement action. ABARIS shall, at PARI’s expense, cooperate with PARI or its Affiliates in all respects in the defense or settlement of such action and shall cause any of ABARIS’ employees and agents to give depositions and testify when requested by PARI, its Affiliates or Sublicensees and make available to PARI or its Affiliates copies of any and all relevant records, papers, documents, information and specimens, if necessary under an appropriate protective order. PARI shall have the sole right to control the defense of such action, and the right to settle and compromise such action or dispute. PARI shall retain all recovery received pursuant to such action.

Article 19 – Confidentiality

19.1 Nondisclosure

During the term of this Agreement, PARI and ABARIS may each provide their Confidential Information to one another. Each Party shall maintain the other Party’s Confidential Information in strict confidence.

19.2 Exceptions for PARI’s Disclosure

PARI may disclose ABARIS’ Confidential Information to the extent that:

(a) such disclosure is necessary in order for the purposes: (i) expressly specified in this Agreement or reasonably contemplated for carrying out the purposes of the Agreement; (ii) issuing a press release in accordance with Section 19.4 below; or (iii) disclosing certain terms of this Agreement in accordance with Section 19.5 below;

(b) such disclosure is required by applicable law or court order and provided that ABARIS has received written notice reasonably in advance of the required disclosure; or

(c) PARI received prior written consent from ABARIS to disclose a particular portion of the Confidential Information.

19.3 Exceptions for ABARIS’ Disclosure

ABARIS may disclose PARI’s Confidential Information to the extent that:

(a) such disclosure is necessary in order for the purposes: (i) expressly specified in this Agreement or reasonably contemplated for carrying out the purposes of the Agreement; (ii) issuing a press release in accordance with Section 19.4 below; or (iii) disclosing certain terms of this Agreement in accordance with Section 19.5 below;

(b) such disclosure is required by applicable law or court order and provided that PARI has received written notice reasonably in advance of the required disclosure; or

(c) ABARIS received prior written consent from PARI to disclose a particular portion of the Confidential Information.

19.4 Publicity – Press Releases

19.4.1 Press Release

From time to time during the term of this Agreement, each Party might desire to issue a public announcement or press release concerning the existence of this Agreement or the Development Activities or results thereof. In no event shall any such announcement or release disclose any description of the novel, proprietary or technical aspects of this Agreement, the Development Activities, the results thereof, or the functional design, elements or components of the Existing Formulation, Novel Formulation, Drug Product, Test Inhaler or Inhaler without the prior written consent of the other Party. Each Party shall use commercially reasonable efforts to name the other Party in any such announcement or release where such Party’s best judgment indicates such mention is reasonable.

19.5	Terms of Agreement

Neither Party shall disclose the terms of this Agreement to any third party, whether in writing or orally, without the prior written consent of the other Party, except for terms or subject matter which has been the subject of public disclosure or has been mutually approved for such disclosure in writing by the Parties prior to such disclosure. Notwithstanding the foregoing, each Party shall have the right to disclose the material terms of this Agreement in confidence to any bona fide potential or actual investor, investment banker, counsel, acquirer, merger target, and where reasonably practicable, shall obtain a binder of confidentiality consistent with the terms of this Agreement. In addition, either Party may disclose the terms of this Agreement if, but only to the extent such disclosure is, on advice of legal counsel, required by applicable law. The disclosing Party shall use commercially reasonable efforts to preserve the confidentiality of the terms of this Agreement notwithstanding any such disclosure required by law, and will give the other Party written notice of such required disclosure in advance thereof, to the extent practicable. In the event either Party is required to file this Agreement with the Securities and Exchange Commission or any other regulatory agency, such Party shall apply for confidential treatment of this Agreement to the fullest extent permitted by law, shall provide the other Party a copy of the confidential treatment request far enough in advance of its filing to give the other Party a meaningful opportunity to comment thereon, and shall incorporate in such confidential treatment request any reasonable comments of the other Party.

19.6	Publicity – Use of Parties’ Names

Except as part of a press release or announcement pursuant to Section 19.4.1, neither Party shall use the name of the other Party or any of the other Party’s affiliates, employees or subsidiaries, or reference any of the other Party’s products in any promotions, public statements or public disclosures without the prior written consent of an authorized representative of the other Party, except where required by law.

19.7	Mayo – No Use of Name or Logo

Notwithstanding anything in this Agreement to the contrary, PARI and its Affiliates shall not use publicly for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of Mayo or its affiliates, including, but not limited to, the terms “Mayo®,” “Mayo Clinic®,” or any simulation, abbreviation, or adaptation of the same, or the name of any Mayo employee or agent.

19.8	Confidentiality Agreements

Each of ABARIS and PARI shall use commercially reasonable efforts to obtain, if not already in place, confidentiality agreements from its relevant employees, agents, investigators, subcontractors and consultants to protect the Confidential Information as herein provided.

19.9	Return of Confidential Information

Within sixty (60) days after the termination of this Agreement or after the request of the providing Party during the term of this Agreement, whichever comes first, the recipient Party shall return all tangible materials comprising Confidential Information of the providing Party and return or destroy any notes, copies, summaries or extracts of the providing Party’s Confidential Information, provided that each Party shall be permitted to retain one copy of such embodiments of the other Party’s Confidential Information for archiving or legal purposes only.

Article 20 – Representations and Warranties

20.1	PARI Representations and Warranties

PARI represents, warrants and covenants that:

(a) PARI is a corporation duly organized, existing and in good standing under the laws of Germany, with full right, power and authority to enter into and perform this Agreement;

(b) the execution, delivery and performance of this Agreement does not conflict with, violate or breach any agreement to which PARI is a party, any court order to which PARI is a party or subject to or PARI’s certificate of incorporation or bylaws;

(c) this Agreement has been duly executed and delivered by PARI and is a legal, valid and binding obligation enforceable against PARI in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting creditors’ rights generally and equitable principles;

(d) as of the Effective Date: (i) PARI owns or controls the PARI Licensed Intellectual Property; (ii) PARI has the right to grant the licenses and rights set forth in this Agreement; (iii) no patents within the PARI Licensed Intellectual Property have been involved in any reissue, reexamination, interference, opposition or equivalent or similar proceeding or in any litigation; (iv) to the best of PARI’s knowledge, any patents within the PARI Licensed Intellectual Property are valid and enforceable, and are not known to be infringed by any third party in the Territory; and (v) PARI is unaware of any information that would adversely affect the validity or enforceability of any of the patent rights within the PARI Licensed Intellectual Property. [*].

(e) to the best of PARI’s knowledge as of the Effective Date, the development, manufacture, use, importation, exportation and sale of the Inhaler as specified by the Inhaler Development Plan and Inhaler Specifications, in the Territory will not infringe any patent or other intellectual property rights of any third party;

(f) PARI has not knowingly withheld from ABARIS any material information in PARI’s possession relating to the functionality, manufacture, safety or efficacy of the eFlow IMP Device, Test Inhaler or Inhaler or the use thereof with the Drug Product, and to the best knowledge of PARI, the information relating to the functionality, manufacture, safety or efficacy of the eFlow IMP Device, Test Inhaler or Inhaler and the use thereof with the Drug Product provided to ABARIS does not contain any misstatement of a material fact nor omit to state any material fact required to make such information not misleading;

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(g) the execution and delivery by PARI of this Agreement and the performance by PARI of the obligations under this Agreement require no regulatory approvals, other than approvals by FDA, EMEA or other similar agencies in the Territory, to be obtained on the part of PARI, or, if required, PARI has obtained such approvals;

(h) the eFlow IMP Device, Test Inhalers, Inhalers, Novel Formulation of the Drug Products (if any) which PARI supplies to ABARIS hereunder shall, upon shipment to ABARIS, be free and clear of all security interests, liens and other encumbrances of any kind or character;

(i) under the terms of a written agreement, PARI has bound its employees and agents assigned to perform tasks related to or involving the Development Activities to maintain in confidence the Confidential Information arising from or received as a result of such Development Activities;

(j) the definition of Third Party License Agreement in Section 1.92 is accurate; and PARI has obtained the approval of Bespak required under the Third Party License Agreement in order to grant ABARIS the licenses herein without violating the Third Party License Agreement; and

(k) the licenses and rights granted by PARI in this Agreement and the exercise thereof shall not violate, breach or conflict with the terms and conditions of the Third Party License Agreement or the rights of Bespak under the Third Party License Agreement.

20.2	ABARIS’ Representations and Warranties

ABARIS represents, warrants and covenants that:

(a) ABARIS is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and perform this Agreement;

(b) the execution, delivery and performance of this Agreement does not conflict with, violate or breach any agreement to which ABARIS is a party, any court order to which ABARIS is a party or subject to, or ABARIS’ certificate of incorporation or bylaws;

(c) this Agreement has been duly executed and delivered by ABARIS and is a binding obligation enforceable against ABARIS in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting creditors’ rights generally and equitable principles;

(d) ABARIS has not knowingly withheld from PARI any material information in ABARIS’ possession relating to the functionality, manufacture, safety or efficacy of the Existing Formulation, Novel Formulation or Drug Product or its use with the Inhaler, and to the best knowledge of ABARIS, the information relating to the functionality, manufacture, safety or efficacy of the Existing Formulation, Novel Formulation or Drug Product provided to PARI does not contain any misstatement of a material fact nor omit to state any material fact required to make such information not misleading;

(e) the execution and delivery by ABARIS of this Agreement and the performance by ABARIS of the obligations under this Agreement require no regulatory approvals, other than approvals by FDA, EMEA or other similar agencies in the Territory, to be obtained on the part of ABARIS, or, if required, ABARIS has obtained such approvals;

(f) under the terms of a written agreement, ABARIS has bound its employees and agents assigned to perform tasks related to or involving the Development Activities to maintain in confidence the Confidential Information arising from or received as a result of such Development Activities;

(g) to the best of ABARIS’ knowledge, the development, manufacture, use, importation, exportation and sale of the Drug Product by ABARIS as contemplated as of the Effective Date in the Territory will not infringe any patent or other Intellectual Property rights of any third party;

(h) subject to the Mayo Rights, ABARIS has the right to grant to PARI the licenses and rights set forth in this Agreement; subject to the Mayo Rights, no patent owned by ABARIS and part of the ABARIS Intellectual Property has been involved in any reissue, reexamination, interference, opposition or equivalent or similar proceeding or in any litigation; subject to the Mayo Rights, to the best of ABARIS’ knowledge, any issued patents licensed from Mayo and any ABARIS patents relating to the Existing Formulation or Novel Formulation are valid and enforceable, and are not known to be infringed by any third party in the Territory; and subject to the Mayo Rights, ABARIS is unaware of any information that would adversely affect the validity or enforceability of any of the foregoing; and

(i) to the best of ABARIS’ knowledge, PARI’s activities hereunder, including, without limitation, such activities that are contemplated by the Test Inhaler Development Plan, the Inhaler Development Plan, and the Novel Formulation Development Plan do not infringe any of Mayo’s Rights.

Article 21 – Indemnification

21.1	Indemnification of ABARIS

PARI shall at all times during and after the term of this Agreement be responsible for, and shall defend, indemnify and hold ABARIS, its Affiliates, Sublicensees, directors, officers, employees, agents and representatives harmless from and against any and all losses, claims, lawsuits, proceedings, expenses, recoveries and damages, including reasonable legal expenses, costs and attorneys fees, arising out of: (i) any product liability or lawsuit by a third party directly arising from the design, manufacture or function of the Test Inhaler or Inhaler; (ii) any claim of infringement of any patent rights, trade secrets rights or other intellectual property rights of a third party arising from the design or function of the Test Inhaler or Inhaler; (iii) any claim of infringement of any patent rights, trade secrets rights or other intellectual property rights of a third party arising from the combination of the Test Inhaler or Inhaler and Drug Product (made using the Existing Formulation or Novel Formulation) wherein such infringement arises proximately from the design, manufacture or function of the Test Inhaler or Inhaler or from announcements or statements made by PARI regarding patent rights in the Test Inhaler or Inhaler; (iv) any material breach of any representation or warranty given in this Agreement by PARI; and (v) any negligent conduct or willful misconduct by PARI in performing the Development Activities under this Agreement, or any negligent conduct or willful misconduct otherwise in performance under this Agreement; provided however, that (a) ABARIS gives PARI prompt notice of any such claim or lawsuit; (b) PARI has the right to compromise, settle or defend such claim or lawsuit; and (c) ABARIS, at the expense of PARI, cooperates with PARI in the defense of such claim or lawsuit. ABARIS, at its expense, may participate in the defense of any such claim or lawsuit.

21.2	Indemnification of PARI

ABARIS shall at all times during and after the term of this Agreement be responsible for, and shall defend, indemnify and hold PARI, its Affiliates, sublicensees, directors, officers, employees, agents and representatives harmless from and against any and all losses, claims, lawsuits, proceedings, expenses, recoveries and damages, including reasonable legal expenses, costs and attorneys fees, arising out of: (i) any product liability claim or lawsuit by a third party directly arising from the design, manufacture or function of the Drug Products (made using the Existing Formulation or Novel Formulation) made, used, sold or distributed by ABARIS, its Affiliates or Sublicensees; (ii) any claim of infringement of any patent rights, trade secrets rights or other intellectual property rights of a third party arising from such Drug Product, or combination of such Drug Product and the Test Inhaler or Inhaler, wherein the infringement arises proximately from such Drug Product or from announcements or statements made by ABARIS regarding patent rights in the Drug Product; (iii) any material breach of any representation or warranty given in this Agreement by ABARIS; (iv) any negligent conduct or willful misconduct by ABARIS in performance under this Agreement; and (v) any claim for personal injury or property damage arising from the negligent or willful misconduct of ABARIS’ employees or agents during any visit to PARI’s or its subcontractor’s facilities; provided however, that: (a) PARI gives ABARIS prompt notice of any such claim or lawsuit; (b) ABARIS has the right to compromise, settle or defend such claim or lawsuit; and (c) PARI, at the expense of ABARIS, cooperates with ABARIS in the defense of such claim or lawsuit. PARI, at its expense, may participate in the defense of any such claim or lawsuit.

Article 22 – Insurance

22.1	Insurance

Each Party or its Affiliates, shall maintain appropriate product liability insurance with respect to any clinical trials, manufacturing, development, sales, marketing, distribution and promotion activities performed by it hereunder, in each case in the amount of Five Million U.S. Dollars (US $5,000,000) per occurrence and in total. Each Party shall maintain such insurance until the Inhaler and Drug Product are no longer sold (or, in the case of clinical trial insurance, for a reasonable period of time following completion of clinical trials). After the Inhaler and Drug Product are no longer sold, each Party shall obtain tail end product liability coverage for a five-year term in such amounts and subject to such deductibles as the Parties may mutually agree based upon standards prevailing in the industry at the time. Each Party shall name the other Party as an additional insured on any policy required by this Section, and shall deliver certificates of insurance to the other Party to document compliance with this Section. The Parties may, in their sole discretion, obtain insurance in countries other than the United States. Prior to commercialization of the Drug Product, the Parties shall negotiate in good faith the appropriate amount of insurance for such commercialization.

Article 23 – Limitation of Damages

23.1 FOR THE PERIOD OF TIME FROM THE EFFECTIVE DATE THROUGH THE BEGINNING OF THE PROGRAM A ROYALTY PERIOD OR THE PROGRAM B ROYALTY PERIOD, WHICHEVER COMES FIRST, EACH PARTY’S CUMULATIVE LIABILITY FOR ANY ACTUAL LOSS OR ACTUAL DAMAGES RESULTING FROM ANY CLAIMS, DEMANDS OR ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL NOT EXCEED THE SUM OF [*]. THE LIMITATION OF THIS SECTION 23.1 SHALL NOT APPLY, HOWEVER, TO: (A) PARI’S INDEMNIFICATION OBLIGATIONS ARISING FROM THIRD PARTY CLAIMS UNDER SECTION 21.1(I), 21.1(II) OR 21.1(III) ABOVE; AND (B) ABARIS’ INDEMNIFICATION OBLIGATIONS ARISING FROM THIRD PARTY CLAIMS UNDER SECTION 21.2(I) OR 21.2(II) ABOVE. PRIOR TO THE EXPIRATION OF SUCH PERIOD OF TIME, THE PARTIES SHALL NEGOTIATE IN GOOD FAITH ANY DIFFERENT LIMITATION TO TAKE EFFECT AFTER SUCH PERIOD OF TIME.

23.2 IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY PROVIDED HEREIN. THE LIMITATION OF THIS SECTION 23.2 SHALL NOT APPLY, HOWEVER, TO A PARTY’S INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS PURSUANT TO SECTION 21 OF THIS AGREEMENT.

Article 24 – Dispute Resolution

24.1 Negotiation

PARI and ABARIS shall endeavor to resolve any claim or controversy arising out of or relating to this Agreement or arising from the threatened breach, breach, termination or validity of this Agreement informally by good faith negotiation between the senior executives, officers or management of PARI and ABARIS. Either Party may give the other Party written notice of any claim or controversy not resolved in the normal course of business (the “Disputing Party Notice”). Within thirty (30) calendar days after the delivery of the Disputing Party Notice, the receiving Party shall submit to the other Party a written response (the “Response”). The Disputing Party Notice and Response shall include a statement of each Party’s position and a summary of the arguments supporting that position. Within sixty (60) days after the Disputing Party Notice, such designated senior executives, officers or management of PARI and ABARIS shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the claim or controversy. All negotiations pursuant to this Section are confidential and without prejudice and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

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24.2 Mediation

If the claim or controversy has not been resolved by negotiation pursuant to Section 24.1 of this Agreement within ninety (90) days of the Disputing Party Notice, or if the Parties fail to meet within the time periods specified in Section 24.1 of this Agreement, the Parties shall endeavor to settle the dispute by mediation under the then current Model Mediation Procedure for Business Disputes of the Center for Public Resources (“CPR”). Unless otherwise agreed, the Parties shall select a mediator from the CPR panel of neutrals and shall notify CPR to initiate the selection process. Either Party may initiate this procedure ninety (90) days after the Disputing Party Notice whether or not the Parties have met.

24.3 Injunctive Relief

Notwithstanding the foregoing, each Party shall have the right to immediately apply to a court of competent jurisdiction to seek temporary, or permanent injunctive relief to restrain any conduct or any threatened conduct in violation of or otherwise with respect to such Party’s Intellectual Property or Confidential Information of this Agreement, or that could threaten either Party’s rights in or to, or protect or enforce, any of the Parties’ intellectual property.

Article 25 – Term and Termination

25.1 Term

The term of this Agreement is effective as of the Effective Date as first written above, and except as otherwise provided in this Article 25, shall terminate upon the expiration of the Program A Royalty Period or the Program B Royalty Period, whichever expires last.

25.2 Each Party’s Right to Terminate for Breach

If either Party shall be in default of, or fail to comply with any material obligation or condition of this Agreement, the non-defaulting Party may terminate this Agreement by giving sixty (60) days’ notice to the defaulting Party, specifying in reasonable detail the basis for termination. If within sixty (60) days after the receipt of such notice, the Party who received such notice remedies the condition forming the basis for termination, such notice shall cease to be operative, and this Agreement shall continue in full force and effect. If sixty (60) days after the receipt of such notice, the Party who received such notice fails to remedy the condition forming the basis for termination, this Agreement shall be terminated.

25.3 ABARIS’ Rights to Terminate Program A Obligations

25.3.1 With Cause – PARI’s Delay of Test Inhaler Delivery

In the event that ABARIS does not elect to delay the Phase II Clinical Study under Section 2.9.1, ABARIS may terminate the Program A Obligations by providing written notice of such termination to PARI.

25.3.2 With Cause – Results

(a)	Events

Subject to Sections 25.3.2(a) through 25.3.2(d) below, ABARIS may terminate the Program A Obligations of this Agreement with cause in the event that:

(i) ABARIS receives a toxicity profile for the Drug Product made using the Existing Formulation derived from a Phase II Clinical Study or Phase III Clinical Study which would require ABARIS to terminate further pre-clinical or clinical studies in order to avoid: (w) violating a reasonable standard of patient care; (x) endangering or potentially endangering patients; (y) a diminished commercial potential for such Drug Product which renders such Drug Product not commercially viable; or (z) a restrictive regulatory labeling for such Drug Product;

(ii) ABARIS receives an efficacy profile for the Drug Product made using the Existing Formulation derived from a Phase II Clinical Study or Phase III Clinical Study which, in accordance with ABARIS’ reasonable business judgment, removes the commercial merit from any further testing or development of such Drug Product;

(iii) the Development Activities reveal significant technical difficulties relating to the Existing Formulation or the Drug Product made using the Existing Formulation which are not contemplated or expected by ABARIS as of the Effective Date;

(iv) the development of the Test Inhaler or Inhaler has significant delays beyond that which is contemplated or expected in the Inhaler Development Plan;

(v) the Test Inhaler is unable to substantially meet the Inhaler Specifications or the Inhaler is unable to substantially meet the Inhaler Specifications, or the Test Inhaler or Inhaler is otherwise incompatible with the Existing Formulation or the Drug Product made using the Existing Formulation;

(vi) ABARIS receives a negative review or negative comments from the FDA, EMEA or another regulatory body which indicates that ABARIS will not likely be able to obtain regulatory approval of an NDA or European Dossier for the Drug Product made using the Existing Formulation; or

(vii) the cost to develop the Drug Product made using the Existing Formulation exceeds what ABARIS deems to be commercially reasonable for the development of a drug product in the Field.

(b) Termination Notice

Upon the occurrence of any of the events set forth in Section 25.3.2(a) above, ABARIS may notify PARI in writing of such occurrence (“Program A Termination Notice”). Within thirty (30) calendar days after PARI’s receipt of the Program A Termination Notice, PARI shall submit to ABARIS a written response (“Program A Termination Response”). The Program A Termination Notice and the Program Termination Response shall each include a statement regarding the situation at issue, each Party’s position and any proposed solutions.

(c)	Agreement That Cause Exists

If the Parties agree that one or more of the events outlined in the Program A Termination Notice qualify for termination of the Program A Obligations under this Section 25.3.2, within sixty (60) days after the Program A Termination Notice, the designated senior executives, officers or management of PARI and ABARIS shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the situation at issue. In the event that, within ninety (90) days after the Program A Termination Notice, ABARIS and PARI do not agree in writing to continue the Program A Obligations with their original terms or amended terms, this Agreement shall terminate, subject to ABARIS paying the wind-down costs pursuant to Section 25.3.4 below. In the event the Parties do agree in writing to continue the Program A Obligations with their original terms or amended terms, the Program A Obligations shall continue in full force and effect, in accordance with any amendment thereto.

(d)	Disagreement That Cause Exists

In the event the Parties disagree that the events outlined in the Program A Termination Notice provide for termination of the Program A Obligations pursuant to Section 25.3.2(a) above, the Parties shall retain the services of one or more mutually acceptable independent consultants, having sufficient technical, scientific, statistical, regulatory and/or business expertise, to provide a written opinion as to the accuracy or inaccuracy of the Parties conclusions. If the opinion states that the conditions in Section 25.3.2(a) exists, the Parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the situation at issue. In the event that, within ninety (90) days after such opinion, ABARIS and PARI do not agree in writing to continue the Program A Obligations with their original terms or amended terms, the Program A Obligations shall terminate, subject to ABARIS paying the wind-down costs in Section 25.3.4. If the opinion states that the conditions in Section 25.3.2(a) do not exist, ABARIS may, at its option, terminate the Program A Obligations in accordance with Section 25.3.3 (not this Section 25.3.2), otherwise the Program A Obligations shall remain in full force and effect.

25.3.3 Without Cause

ABARIS may terminate the Program A Obligations for any reason whatsoever pursuant to this Section 25.3.3. Termination of the Program A Obligations under this Section 25.3.3 shall be effective upon ABARIS providing at least thirty (30) calendar days’ prior written notice to PARI and ABARIS paying PARI an amount of [*].

25.3.4 Wind-Down Costs

Within ninety (90) days of any Program A Termination Notice under Section 25.3.2 or any termination notice under Section 25.3.3, PARI may notify ABARIS in writing of the reasonable wind-down cost PARI expects to incur as a result of any termination described in such Program A Termination Notice, including reasonable fees owed to third party subcontractors. In the event the Program A Obligations are terminated pursuant to Section 25.3.2 or 25.3.3, subject to the terms and conditions of this Agreement, ABARIS shall pay PARI such reasonable wind-down cost within thirty (30) calendar days after such termination. In the event PARI fails to notify ABARIS of the reasonable wind-down cost under this Section 25.3.4, ABARIS shall not be liable to PARI for such wind-down cost.

64	*Confidential Treatment Requested

25.4 ABARIS’ Rights to Terminate Program B Obligations

25.4.1 Decision After Feasibility Assessment

In the event that ABARIS notified PARI of ABARIS’ decision not to proceed with the Novel Formulation Development Activities in accordance with Section 3.4 of this Agreement, ABARIS shall have the right to terminate the Program B Obligations by providing written notice of such termination to PARI.

25.4.2 With Cause – Results

(a) Events

If ABARIS terminates the Program A Obligations of this Agreement with cause pursuant to Section 25.3.2(i), 25.3.2(a)(ii), 25.3.2(a)(vi), or 25.3.2(a)(vii), such termination, at ABARIS’ option, shall be deemed a termination of the Program B Obligations of this Agreement with cause under this Section 25.4.2. Additionally, subject to Sections 25.4.2(a) through 25.4.2(d) below, ABARIS may terminate the Program B Obligations of this Agreement with cause in the event that:

(i) ABARIS receives a toxicity profile for the Drug Product made using the Novel Formulation derived from a pre-clinical study, Phase I Clinical Study, Phase II Clinical Study or Phase III Clinical Study which would require ABARIS to terminate further pre-clinical or clinical studies in order to avoid: (w) violating a reasonable standard of patient care; (x) endangering or potentially endangering patients; (y) a diminished commercial potential for such Drug Product which renders such Drug Product not commercially viable; or (z) a restrictive regulatory labeling for such Drug Product;

(ii) ABARIS receives an efficacy profile for the Drug Product made using the Novel Formulation derived from a pre-clinical study, Phase I Clinical Study, Phase II Clinical Study or Phase III Clinical Study which, in accordance with ABARIS’ reasonable business judgment, removes the commercial merit from any further testing or development of such Drug Product;

(iii) the Development Activities reveal significant technical difficulties relating to the Novel Formulation or the Drug Product made using the Novel Formulation which are not contemplated or expected by ABARIS as of the Effective Date;

(iv) the development of the Test Inhaler or Inhaler has significant delays beyond that which is contemplated or expected in the Inhaler Development Plan;

(v) the Test Inhaler is unable to substantially meet the Inhaler Specifications or the Inhaler is unable to substantially meet the Inhaler Specifications, or the Test Inhaler or Inhaler is otherwise incompatible with the Novel Formulation or the Drug Product made using the Novel Formulation;

(vi) ABARIS receives a negative review or negative comments from the FDA, EMEA or another regulatory body which indicates that ABARIS will not likely be able to obtain regulatory approval of an NDA or European Dossier for the Drug Product made using the Novel Formulation; or

(vii) the cost to develop the Drug Product made using the Novel Formulation exceeds what ABARIS deems to be commercially reasonable for the development of a drug product in the Field.

(b) Termination Notice

Upon the occurrence of any of the events set forth in Section 25.4.2(a) above, ABARIS may notify PARI in writing of such occurrence (“Program B Termination Notice”). Within thirty (30) calendar days after PARI’s receipt of the Program B Termination Notice, PARI shall submit to ABARIS a written response (“Program B Termination Response”). The Program B Termination Notice and the Program Termination Response shall each include a statement regarding the situation at issue, each Party’s position and any proposed solutions.

(c) Agreement That Cause Exists

If the Parties agree that one or more of the events outlined in the Program B Termination Notice qualify for termination of the Program B Obligations under this Section 25.4.2, within sixty (60) days after the Program B Termination Notice, the designated senior executives, officers or management of PARI and ABARIS shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the situation at issue. In the event that, within ninety (90) days after the Program B Termination Notice, ABARIS and PARI do not agree in writing to continue the Program B Obligations with their original terms or amended terms, this Agreement shall terminate, subject to ABARIS paying the wind-down costs pursuant to Section 25.4.4 below. In the event the Parties do agree in writing to continue the Program B Obligations with their original terms or amended terms, the Program B Obligations shall continue in full force and effect, in accordance with any amendment thereto.

(d) Disagreement That Cause Exists

In the event the Parties disagree that the events outlined in the Program B Termination Notice provide for termination of the Program B Obligations pursuant to Section 25.4.2(a) above, the Parties shall retain the services of one or more mutually acceptable independent consultants, having sufficient technical, scientific, statistical, regulatory and/or business expertise, to provide a written opinion as to the accuracy or inaccuracy of the Parties conclusions. If the opinion states that the conditions in Section 25.4.2(a) exists, the Parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the situation at issue. In the event that, within ninety (90) days after such opinion, ABARIS and PARI do not agree in writing to continue the Program B Obligations with their original terms or amended terms, the Program B Obligations shall terminate, subject to ABARIS paying the wind-down costs in Section 25.4.4. If the opinion states that the conditions in Section 25.4.2(a) do not exist, ABARIS may, at its option, terminate the Program B Obligations in accordance with Section

25.4.3 (not this Section 25.4.2), otherwise the Program B Obligations shall remain in full force and effect.

25.4.3 Without Cause

ABARIS may terminate the Program B Obligations for any reason whatsoever pursuant to this Section 25.4.3. Termination of the Program B Obligations under this Section 25.4.3 shall be effective upon ABARIS providing at least thirty (30) calendar days’ prior written notice to PARI and ABARIS paying PARI an amount of [*].

25.4.4 Wind-Down Costs

Within ninety (90) days of any Program B Termination Notice under Section 25.4.2 or any termination notice under Section 25.4.3, PARI may notify ABARIS in writing of the reasonable wind-down cost PARI expects to incur as a result of any termination described in such Program B Termination Notice, including reasonable fees owed to third party subcontractors. In the event the Program B Obligations are terminated pursuant to Section 25.4.2 or 25.4.3, subject to the terms and conditions of this Agreement, ABARIS shall pay PARI such reasonable wind-down cost within thirty (30) calendar days after such termination. In the event PARI fails to notify ABARIS of the reasonable wind-down cost under this Section 25.4.4, ABARIS shall not be liable to PARI for such wind-down cost.

25.5 Termination of Program A Obligations and Program B Obligations

In the event that the Program A Obligations and the Program B Obligations are both terminated under this Article 25, this Agreement shall automatically terminate.

25.6 Effect of Termination on Licenses

25.6.1 Survival of Termination of Program A or Program B Obligations

The licenses granted in this Agreement shall remain in effect until this Agreement is terminated under this Article 25. For clarity, in the event that the Program A Obligations or the Program B Obligations are terminated under this Article 25 and this Agreement remains in effect, all of the licenses granted in this Agreement shall remain in effect.

25.6.2 Termination of Licenses

Subject to Section 25.6.3 below, unless expressly provided in this Agreement otherwise, all of the licenses granted in this Agreement shall terminate upon the termination of this Agreement.

25.6.3 Paid-Up License to Know-How

Notwithstanding anything in this Agreement to the contrary, in the event this Agreement remains in effect for the duration of the entire Program A Royalty Period or Program B Royalty Period, the licenses granted from PARI to ABARIS hereunder shall be fully paid-up nonexclusive irrevocable licenses under the Know-How of PARI and the PARI Data, all subject to the terms and conditions of this Agreement.

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25.7 Survival

The following shall survive the expiration or termination of this Agreement: the rights and obligations provided in Article 1, Section 2.22, Section 2.24, Section 3.14, Section 3.15.1, Section 3.16, Section 6.1, Section 9.1, Section 9.4.1, Section 9.4.2, Sections 10.1 through 10.3, Section 12.4.1, Section 12.4.2, Section 12.5, Articles 14 and 15 of this Agreement, Articles 19, 20 and 21 of this Agreement, the tail-end insurance obligation under Article 22 of this Agreement, the rights and obligations under Articles 23, and 24 of this Agreement, Section 25.3.3, Section 25.3.4, Section 25.4.3, Section 25.4.4, Section 25.6.3, and Article 26 of this Agreement.

25.8 Rights in Bankruptcy – United States

All licenses granted under this Agreement by each Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of a right to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. Each Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code in the event of the commencement of a bankruptcy proceeding by or against the licensor Party under the United States Bankruptcy Code including, but not limited to, the right to treat this Agreement or any agreement supplementary to this Agreement as terminated or to retain its rights under this Agreement or any Agreement supplementary to this Agreement. In the event that the licensee Party elects to retain its rights under this Agreement or any agreement supplementary to this Agreement, the licensor Party shall provide to the licensee Party, within seven (7) calendar days of written notice by the licensee Party to the licensor Party in accordance with Section 26.2 of this Agreement, all intellectual property and all embodiments of such intellectual property within the possession or control of the licensor Party.

Article 26 – Miscellaneous

26.1 Entire Agreement

This Agreement, which includes the Exhibits attached hereto, contains the entire agreement between PARI and ABARIS with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements or understandings with respect thereto.

26.2 Notices

All notices or other communications that are required or permitted under this Agreement shall be in writing and shall be sent by Federal Express or other reliable overnight courier, or hand delivered or mailed by registered or certified mail, postage prepaid and return receipt requested, to the appropriate party addressed as follows:

If to ABARIS:	ABARIS Pharma, Inc. 2025 1st Avenue Suite 800 Seattle, Washington 98121 Fax: 206-728-5095 Attn: A. Bruce Montgomery, MD Title: CEO	with a copy to:	Bell, Boyd & Lloyd LLC 70 West Madison Street Chicago, Illinois 60602 U.S.A. Fax: 312-372-2098 Attn: Adam H. Masia, Esq.

If to PARI:	PARI GmbH Moosstrasse 3, D-82319 Starnberg, Germany Fax: 011 +49 (89) 742 846-50 Attn: Dr. Martin Knoch Title: Managing Director	with a copy to:	Reed Smith LLP 901 East Byrd Street Suite 1700 Richmond, Virginia 23219 Fax: 804-344-3410 Attn: Pamela C. Gavin, Esq.

Any Party may by such notice change the address to which notice or other communications to it are to be delivered or mailed.

26.3 Choice of Law

The rights and obligations of ABARIS and PARI under this Agreement shall not be governed by the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods or the United Nations Convention on the Limitation Period in the International Sale of Goods, as amended; rather, such rights and obligations shall be governed by and construed in accordance with the Uniform Commercial Code and other applicable laws of the State of Delaware, excluding its conflict-of-law rules. This provision shall not preclude application of the United States Arbitration Act.

26.4 Assignability

This Agreement shall not be assignable other than by operation of law by either Party without the prior written consent of the other Party, and any purported assignment by either Party without the prior written consent of the other Party shall be void, except that either Party may assign its rights under this Agreement to any other corporation or other entity that succeeds to all or substantially all of that portion of its business to which this Agreement relates pursuant to any reorganization or sale or disposition of substantially all of its assets related to that portion of its business, provided that the assignee agrees to assume the assignor’s obligations hereunder, in which case the assignor shall have no further rights or obligations under this Agreement. Nothing in this Agreement or such assignment shall eliminate such assignor’s obligations under this Agreement which arise prior to the time of such assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

26.5 Waivers and Amendments

Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing signed by the Parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

26.6 Severability

In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the Party for whose benefit the provision exists, be in any way impaired.

26.7 Article and Section Headings

The article and section headings contained in this Agreement are for the purpose of convenience and are not intended to define or limit the contents of such sections.

26.8 Counterparts

This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.9 Further Assurances

Upon the reasonable request of either Party, the other Party shall execute any additional certificates or other documents that may be reasonably necessary to fully implement this Agreement.

26.10 Force Majeure

Except pursuant to existing laws, regulations and orders, no failure or omission by either Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties including, but not limited to the following which, for the purposes of this Agreement, shall be regarded as beyond the control of the Party in question: (a) any act or omission of any government; (b) any future rule, regulation or order issued by any governmental authority or by any officer, department, agency, or instrumentality thereof which makes such performance impossible or commercially unreasonable; or (c) any Act of God; fire; storm; flood; earthquake; accident; war; terrorism; rebellion; insurrection; riot; invasion; strike; and lockout (such cause or causes collectively, “Force Majeure”).

26.11 Compliance of Law

In conducting any activity under this Agreement or in connection with the development, manufacture, use or sale of the Drug Product, Inhaler and Novel Formulation, PARI and ABARIS shall comply with all applicable laws and regulations including, but not limited to, all import and export regulations of the applicable authorities in the Territory.

26.12 Relationship of the Parties

The relationship of the Parties under this Agreement is that of independent contractors. Neither Party shall be deemed to be the agent of the other, nor shall the Parties be deemed to be partners or joint venturers. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking.

26.13 Choice of Language

This Agreement, originally written in the English language, shall be governed by the English language. In the event any dispute arises with respect to this Agreement, the meanings of all terms and provisions of this Agreement shall be interpreted in their original English form. The governing language of all correspondence related to reporting, negotiation, disputes, arbitration and notice requirements shall be the English language. The Parties shall bear their own expenses for having text or other communications translated into the English language.

26.14 Choice of Currency

The form of currency used for all purposes of this Agreement shall be the United States dollar.

26.15 Recordation of Licenses

At the request of ABARIS, PARI shall cooperate with ABARIS in its efforts to record its licenses to patents hereunder, including, but not limited to, executing a license recordation form, from time to time, for United States patents similar to that set forth in the attached License Recordation Form and signing documents necessary for ABARIS to record its licenses to patents hereunder in countries other than the United States.

IN WITNESS WHEREOF, the Parties hereby have executed this Agreement, as of the date first above written.

ABARIS:		PARI:

ABARIS PHARMA, INC.		PARI GMBH

Print Name:	A. Bruce Montgomery	Print Name:	Martin Knoch

Signature:	/s/ A. Bruce Montgomery	Signature:	/s/ Martin Knoch

Title:	CEO	Title:	Managing Director

EXHIBIT A

INHALER DEVELOPMENT PLAN

[*]

72	*Confidential Treatment Requested

EXHIBIT B

Inhaler Product Requirements

[*]

73	*Confidential Treatment Requested

EXHIBIT C

PROJECT TEAM MEMBERSHIP AND LIAISON LIST

Members	Liaisons
[*]

74	*Confidential Treatment Requested

EXHIBIT D

LICENSE RECORDATION FORM

[*]

75	*Confidential Treatment Requested

EXHIBIT E

NOVEL FORMULATION DEVELOPMENT PLAN

[*]

76	*Confidential Treatment Requested

EXHIBIT F

NOVEL FORMULATION REQUIREMENTS

[*]

77	*Confidential Treatment Requested

EXHIBIT G

PATENT PURSUIT COUNTRIES AND REGULATORY PURSUIT COUNTRIES

[*]

78	*Confidential Treatment Requested

EXHIBIT H

PROGRAM A SUPPLY TERMS

[*]

79	*Confidential Treatment Requested

EXHIBIT I

PROGRAM B SUPPLY TERMS

[*]

80	*Confidential Treatment Requested

EXHIBIT J

TEST INHALER DEVELOPMENT PLAN

[*]

81	*Confidential Treatment Requested